Exhibit 10.7

CREDIT AGREEMENT

dated as of April 1, 2016,

among

ARMSTRONG FLOORING, INC.,

and

ARMSTRONG HARDWOOD FLOORING COMPANY,

as Borrowers,

CERTAIN SUBSIDIARIES OF ARMSTRONG FLOORING, INC. IDENTIFIED HEREIN,

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

THE OTHER LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Co-Syndication Agents,

Arranged By:

BANK OF AMERICA, N.A.,

JPMORGAN CHASE BANK, N.A.

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Book Managers

EXECUTION COPY

v

SCHEDULES

1.01	Eligible Pledged Cash Accounts
1.01(p)	Permitted Inventory Locations
1.02	Excluded Property
2.01	Commitments and Pro Rata Shares
2.03	Existing Letters of Credit
6.10	Insurance
6.13	Subsidiaries
6.17	IP Rights
6.20(a)(i)	Location of Chief Executive Office, Etc.
6.20(b)	Changes in Legal Name, State of Formation and Structure
6.21	Labor Matters
7.16(d)	Deposit Accounts
7.16(f)	Location of Collateral
7.17	Post-Closing Matters
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
8.05	Dispositions
8.09	Burdensome Agreements
11.02	Certain Addresses for Notices

EXHIBITS

A-1	Form of Loan Notice
A-2	Form of Notice of Continuation/Conversion
B	Form of Swing Line Loan Notice
C-1	Form of Revolving Note
C-2	Form of Swing Line Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F	Form of Guaranty Joinder Agreement
G	Form of Collateral Joinder Agreement
H	Form of U.S. Tax Compliance Certificates

EXECUTION COPY

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of April 1, 2016 among ARMSTRONG FLOORING, INC., a Delaware corporation, and ARMSTRONG HARDWOOD FLOORING COMPANY, a Tennessee corporation, as Borrowers, the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent.

WHEREAS, the Borrowers have requested, and the Lenders have agreed to make available to the Borrowers, a revolving credit facility (including a letter of credit subfacility) upon and subject to the terms and conditions set forth in this Agreement to (a) pay, on the date hereof, a dividend or distribution to AWI in an amount not to exceed $50,000,000 (the “Closing Date Dividend”), (b) provide for working capital, capital expenditures, Permitted Acquisitions and other general corporate purposes of the Borrowers and their Subsidiaries and (c) fund certain fees and expenses associated with the funding of the Loans and consummation of the Closing Date Dividend and the Spin-Off;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable BOL” means with respect to In-Transit Inventory, (i) a tangible, bill of lading that (ii) covers only such In-Transit Inventory, (iii) is issued to the order of a Borrower or, if so requested by the Administrative Agent in its reasonable discretion, to the order of the Administrative Agent, (iv) is subject to Administrative Agent’s duly perfected, first priority security interest and no other Lien that is not a Permitted Lien, (v) if Foreign In-Transit Inventory, is a negotiable document that names the Administrative Agent as a notify party and bears a conspicuous notation on its face of the Administrative Agent’s security interest therein (unless such bill of lading is issued to the order of the Administrative Agent), (vi) if Domestic In-Transit Inventory, is either a negotiable or non-negotiable bill of lading, and (vii) is otherwise in form and content reasonably acceptable to the Administrative Agent.

“Account” has the meaning set forth in the UCC, in each case including all rights to payment for goods sold or leased, or for services rendered, whether or not they have been earned by performance.

“Account Debtor” means any U.S. Person obligated under an Account, Chattel Paper or General Intangible.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the Property of, or of a business unit or division of, another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Adequate Assurance” means:

(a) with respect to Revolving Loans, such assurance as the Administrative Agent may require, in its discretion,

(b) with respect to L/C Obligations, such assurance as the L/C Issuer may require, in its discretion, and

(c) with respect to Swing Line Loans, such assurance as the Swing Line Lender may require, in its discretion,

in each case, that the Defaulting Lender will be capable of funding its portion of Revolving Loans, L/C Obligations and Swing Line Loans and participation interests therein and otherwise honoring its existing and future obligations hereunder and under the other Loan Documents, including the posting of cash collateral or letters of credit or other arrangement, in each case in form and substance and pursuant to arrangements satisfactory to the Administrative Agent, the L/C Issuer or the Swing Line Lender, as appropriate, in their reasonable discretion.

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 11.02, or such other address as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For purposes of this Agreement, AWI and its Affiliates shall not be considered Affiliates of the Borrowers and their respective Affiliates.

“Affiliated Lender” means a Lender that is an Affiliate of a Borrower (but excluding, in any case, each of the Borrowers and the other Loan Parties and their respective Subsidiaries).

“AFI” means Armstrong Flooring, Inc., a Delaware corporation.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Commitments” means the aggregate principal amount of Commitments of all the Revolving Lenders.

“Aggregate Committed Amount” means, subject to any increase in commitments in accordance with Section 2.01, TWO HUNDRED TWENTY-FIVE MILLION DOLLARS ($225,000,000).

“Agreement” means this Credit Agreement, as amended and modified.

“Agreement Currency” has the meaning specified in Section 1.08(b).

“Anti-Terrorism Law” means any law relating to terrorism or money laundering, including the Proceeds of Crime Act and the Patriot Act.

“Applicable Borrower” means the applicable Borrower with regard to any Credit Extension.

“Applicable Law” means all laws, rules, regulations and legally binding governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law and common law, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities (having the force of law).

“Applicable Rate” means, from time to time:

(a) The respective margin set forth below, based on the Borrowers’ average daily Excess Availability expressed as a percentage of the average daily Borrowing Base for the most recent fiscal quarter determined as of the most recent determination date:

		Revolving Loans		Letter of Credit Fee
Pricing Level	Excess Availability	Eurodollar Rate Loans	Base Rate Loans
I	> 66.66%	1.25%	0.25%	1.25%
II	≤ 66.66%, but > 33.33%	1.50%	0.50%	1.50%
III	≤ 33.33%	1.75%	0.75%	1.75%

Through the second full fiscal quarter ending after the Closing Date, margins shall be determined as if Level II were applicable. Thereafter, margins shall be subject to increase or decrease by the Administrative Agent on the first day of the fiscal quarter following each fiscal quarter end. If the Administrative Agent is unable to calculate average daily Excess Availability for a fiscal quarter due to the Borrowers’ failure to deliver any Borrowing Base Certificate when required hereunder, then, at the option of the Administrative Agent or Required Lenders, margins shall be determined as if Level III were applicable until the first day of the calendar month following its receipt.

(b) With respect to the commitment fee set forth in Section 2.09(a), (i) one-quarter of one percent (0.25%) per annum to the extent that average Revolver Usage during a fiscal quarter is greater than or equal to thirty-five percent (35%), and (ii) three-eighths of one percent (0.375%) per annum otherwise.

(c) Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Bank of America, N.A., JPMorgan Chase Bank, N.A., and SunTrust Robinson Humphrey, Inc.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any securitization transaction or series of transactions (including factoring arrangements) of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Audited Financial Statements” means the audited consolidated balance sheet of AFI and its Subsidiaries for the fiscal year ended December 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of AFI and its Subsidiaries, including the notes thereto.

“Australian Dollars” means the lawful currency of Australia.

“Australian Incremental Amendment” an amendment establishing an Australian Incremental Credit Facility in form and substance satisfactory to the Administrative Agent, the Borrowers and each FILO Lender, the terms and conditions of which shall satisfy all the Australian Incremental Conditions.

“Australian Incremental Conditions” means, in addition to the conditions specified in Section 2.01, the collective reference to the following conditions, or any of them, as the context may require:

(A) the Dollar Equivalent of the aggregate principal amount of all loans outstanding at any time under the Australian Incremental Credit Facility shall not exceed Fifteen Million Dollars ($15,000,000);

(B) the payment waterfall established in connection therewith shall provide that any funds remaining after Full Payment of the Obligations under the Australian Incremental Credit Facility shall be applied to other outstanding Obligations;

(C) subject to other express limitations set forth in Section 2.01, the Australian Incremental Credit Facility shall be on terms and conditions as determined by AFI, the Administrative Agent and the Australian Incremental Lenders, it being understood and agreed that such terms and conditions may include, without limitation, Australian Incremental Credit Facility-specific borrowing base, advance rate, eligibility criteria, availability reserves (including reserves implemented against the Borrowing Base with respect to obligations owing to the Australian Incremental Lenders), pledge of all assets of the borrowers under the Australian Incremental Facility, cash dominion requirements, collection allocation mechanisms, representations, warranties, covenants and Events of Default, interest rates, fees, final maturity date, amortization, mandatory and voluntary prepayment and commitment termination provision as to the Australian Incremental Credit Facility or any other provision of the Loan Documents related to cash dominion, and amendment and waiver provisions (including modifications to Section 11.01 to provide for customary or market provisions in favor of the Australian

Incremental Lenders, which may include voting rights in favor of the Australian Incremental Lenders relating to modifications of the Australian Borrowing Base and release of Australian collateral) in respect of or relating to the Australian Incremental Credit Facility and other customary or market terms and conditions for asset-based loans advanced in Australian Dollars;

(D) subject to amortization or mandatory Australian Incremental Credit Facility reduction terms and conditions, the stated maturity date of the Australian Incremental Credit Facility shall not be earlier than the then Maturity Date;

(E) the arrangement of the Australian Incremental Credit Facility, and any upfront, underwriting, arrangement or similar fees in respect of the Australian Incremental Credit Facility, shall be agreed to solely by AFI, the Administrative Agent and the Australian Incremental Lenders;

(F) the Australian Incremental Credit Facility shall be subject to closing conditions as may be determined by the Administrative Agent, the Australian Incremental Lenders and AFI;

(G) the Australian Incremental Credit Facility shall be subject to the condition precedent that no Event of Default shall have occurred and be continuing immediately before or after giving effect thereto; and

(H) the Australian Incremental Amendment and all other documentation in respect of the Australian Incremental Credit Facility shall be consistent with the foregoing and in form and substance reasonably satisfactory to the Administrative Agent and the Australian Incremental Lenders.

“Australian Incremental Credit Facility” has the meaning set forth in Section 2.01(b)(iv).

“Australian Incremental Lender” means any Lender or Eligible Assignee that satisfies the applicable conditions of Section 2.01 and becomes a Lender under the Australian Incremental Credit Facility, if any, as may be established from time to time in accordance herewith.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability” means as of any date of determination, (a) the lesser of (i) the Commitments and (ii) the Borrowing Base as of such date of determination, minus (b) the principal balance of all Revolving Loans and all L/C Obligations.

“Availability Period” means, the period from and including the Closing Date to the earliest of (a) with respect to the Commitments (other than issuance and extension of Letters of Credit), the Maturity Date and, with respect to the issuance and extension of Letters of Credit, the Letter of Credit Expiration Date, (b) the date of termination of the Aggregate Committed Amount of Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of the of the L/C Issuers to make L/C Credit Extensions pursuant to Section 9.02.

“Availability Reserves” means the sum (without duplication) of (a) the Rent and Charges Reserve; (b) the Bank Product Reserve; (d) the Priority Payables Reserve; (e) the Inventory Reserve; (f) the Dilution Reserve; (g) the Warranty Reserve; (h) the Distribution Reserve; (i) reserves established in any FILO Incremental Amendment, Australian Incremental Amendment or Canadian Incremental Amendment; (j) the loan balance of any Overadvance Loans under any Incremental Credit Facility to a Foreign Subsidiary of AFI; and (k) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent may establish in its Permitted Discretion.

“AWI” means Armstrong World Industries, Inc., a Pennsylvania corporation.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America (Canada)” means Bank of America (acting through its Canada branch).

“Bank Product” means any of the following products, services or facilities extended to any Loan Party or Affiliate of a Loan Party by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Swap Contracts; (c) commercial credit card, purchasing cards and merchant card services; and (d) other banking products or services, other than Letters of Credit.

“Bank Product Reserve” means at any time with respect to Secured Bank Product Obligations for the account of the Loan Parties and their Subsidiaries, an amount equal to the sum of (a) the Swap Termination Value of the then outstanding Qualified Secured Bank Product Obligations for the account of the Loan Parties and their Subsidiaries owing (i) to Bank of America and its Affiliates as determined by the Administrative Agent in its reasonable discretion and (ii) to any other Secured Bank Product Provider as set forth in the notice delivered by such Secured Bank Product Provider providing such Bank Product and the Loan Party Representative to the Administrative Agent in accordance with the definition of Secured Bank Product Provider, and (b) with respect to any other Secured Bank Product Obligations for the account of the Loan Parties and their Subsidiaries, reserves established by the Administrative Agent from time to time in its Permitted Discretion to reflect the reasonably anticipated liabilities in respect of the then outstanding Secured Bank Product Obligations for the account of the Loan Parties and their Subsidiaries.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Base Rate” means for any day, a per annum rate equal to the greatest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) Eurodollar Rate for a 30 day interest period as of such day, plus 1.0%; provided, that for the avoidance of doubt, in no event shall the Base Rate be less than zero.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowers” means (a) AFI and (b) each Domestic Subsidiary of AFI that (i) executes this Agreement on the Closing Date as a Borrower or (ii)(x) is joined as a Borrower pursuant to joinder documentation reasonably acceptable to the Administrative Agent and (y) has delivered to each Lender all information reasonably requested by such Lender to enable it to meet its internal “know your customer” requirements and internal operating procedures.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base” means at any time, an amount equal to the result (expressed in Dollars) of, without duplication:

(a) the Value of Eligible Accounts of Account Debtors with a Corporate Rating of at least A by S&P and A2 by Moody’s multiplied by the advance rate of 90%, plus

(b) the Value of Eligible Accounts of Account Debtors not covered by clause (a) above multiplied by the advance rate of 85%, plus

(c) the lesser of (i) 70% of the Value of Eligible Inventory (excluding Eligible Supplies Inventory) and (ii) 85% of the NOLV Percentage of the Value of Eligible Inventory (excluding Eligible Supplies Inventory), plus

(d) the lesser of (i) 50% of the Value of Eligible Supplies Inventory and (ii) $10,000,000, plus

(e) during the M&E Availability Period, the M&E Sublimit as of such time, plus

(f) 100% of Eligible Pledged Cash of the Borrowers, minus

(g) all Availability Reserves, any change therein to become effective immediately upon notification thereof to AFI by the Administrative Agent.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent with such adjustments as the Administrative Agent deems appropriate in its Permitted Discretion to assure that the Borrowing Base is calculated in accordance with the terms of this Agreement.

Notwithstanding anything to the contrary in this Agreement, any Accounts, Inventory, Equipment, or other Property acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business or added to the Borrowing Base as a result of the addition of a new Borrower hereunder, in each case shall not be included in the calculation of the Borrowing Base until completion of applicable field examinations and appraisals (which shall not be included in the limits on the number of field examinations or appraisals provided in Section 10.1.1) satisfactory to the Administrative Agent.

“Borrowing Base Certificate” means a certificate, executed by a Responsible Officer of AFI, in form and substance satisfactory to the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Businesses” means, at any time, a collective reference to the businesses operated by AFI and its Subsidiaries at such time.

“Canadian Dollars or Cdn$” means the lawful currency of Canada.

“Canadian Incremental Amendment” an amendment establishing a Canadian Incremental Credit Facility in form and substance satisfactory to the Administrative Agent, Canadian Subsidiaries of AFI and each Canadian Incremental Lender, the terms and conditions of which shall satisfy all the Canadian Incremental Conditions.

“Canadian Incremental Conditions” means, in addition to the conditions specified in Section 2.01, the collective reference to the following conditions, or any of them, as the context may require:

(A) the Dollar Equivalent of the aggregate principal amount of all loans outstanding at any time under the Canadian Incremental Credit Facility shall not exceed Twenty Million Dollars ($20,000,000);

(B) the payment waterfall established in connection therewith shall provide that any funds remaining after Full Payment of the Obligations under the Canadian Incremental Credit Facility shall be applied to other outstanding Obligations;

(C) subject to other express limitations set forth in Section 2.01, the Canadian Incremental Credit Facility shall be on terms and conditions as determined by AFI, the Administrative Agent and the Canadian Incremental Lenders, it being understood and agreed that such terms and conditions may include, without limitation, Canadian Incremental Credit Facility-specific borrowing base, advance rate, eligibility criteria, availability reserves (including reserves implemented against the Borrowing Base with respect to obligations owing to the Canadian Incremental Lenders), pledge of specified assets of the borrowers under the Canadian Incremental Facility, cash dominion requirements, collection allocation mechanisms, representations, warranties, covenants and Events of Default, interest rates, fees, final maturity date, amortization, mandatory and voluntary prepayment and commitment termination provision as to the Canadian Incremental Credit Facility or any other provision of the Loan Documents related to cash dominion, and amendment and waiver provisions (including modifications to Section 11.01 to provide for customary or market provisions in favor of the Canadian Incremental Lenders, which may include voting rights in favor of the Canadian Incremental Lenders relating to modifications of the Canadian Borrowing Base and release of Australian collateral) in respect of or relating to the Canadian Incremental Credit Facility and other customary or market terms and conditions for asset-based loans advanced in Canadian Dollars;

(D) subject to amortization or mandatory Canadian Incremental Credit Facility reduction terms and conditions, the stated maturity date of the Canadian Incremental Credit Facility shall not be earlier than the then Maturity Date;

(E) the arrangement of the Canadian Incremental Credit Facility, and any upfront, underwriting, arrangement or similar fees in respect of the Canadian Incremental Credit Facility, shall be agreed to solely by AFI, the Administrative Agent and the Canadian Incremental Lenders;

(F) the Canadian Incremental Credit Facility shall be subject to closing conditions as may be determined by the Administrative Agent, the Canadian Incremental Lenders and AFI; and

(G) the Canadian Incremental Amendment and all documentation in respect of the Canadian Incremental Credit Facility shall be consistent with the foregoing and in form and substance reasonably satisfactory to the Administrative Agent and the Canadian Incremental Lenders.

“Canadian Incremental Credit Facility” has the meaning set forth in Section 2.01(b)(iii).

“Canadian Incremental Lender” means any Lender or Eligible Assignee that satisfies the applicable conditions of Section 2.01 and becomes a Lender under the Canadian Incremental Credit Facility, if any, as may be established from time to time in accordance herewith.

“Capital Expenditures” means all liabilities incurred or expenditures made by a Loan Party or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year; provided, however, that Capital Expenditures shall not include any such expenditures which are: (a) made with the proceeds of any contribution of capital to AFI or sale or issuance by AFI of Capital Stock, in each case the proceeds of which have been contributed to the Borrowers, which are designated as being for such purpose by written notice from AFI to the Administrative Agent and which expenditures are made within six (6) months of the receipt of such proceeds; (b) Permitted Acquisitions; or (c) made with net proceeds of the sale or other disposition (including by casualty or condemnation) of a capital asset reinvested in assets to the extent such reinvestment is made within six (6) months of the effective date of such sale or disposition.

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Stock Equivalents” means warrants, options or other rights for the purchase, acquisition or exchange of any items of Capital Stock (including through convertible securities).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as appropriate, as collateral for the L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of the Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent, the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable), in an amount equal to the Minimum Collateral Amount. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Event” means the period (a) commencing on the date that (i) an Event of Default exists or (ii) Excess Availability is less than the greater of (A) 10.0% of the Line Cap and (B) $20,000,000, in either case, for a period of five (5) or more consecutive days and (b) continuing until a period of 30 consecutive days has elapsed during which at all times (i) no Event of Default exists and (ii) Excess Availability is equal to or greater than the greater of (A) 10.0% of the Line Cap and (B) $20,000,000.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d), and (f) with respect to Foreign Subsidiaries, instruments equivalent to those referred to in clauses (a) through (e) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States.

“Cash Management Services” means services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than fifty percent (50%) of the Capital Stock of AFI entitled to vote for members of the board of directors or equivalent governing body on a fully diluted basis; or

(b) during any period of twelve consecutive months, a majority of the members of the board of directors or other equivalent governing body of AFI cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iv) who were members of that board or equivalent governing body on the Closing Date.

“Civil Code” means the Civil Code of Québec, or any successor statute, as amended from time to time, and includes all regulations thereunder.

“Claims” means all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees (which shall be limited to the fees, disbursements and other charges of one primary counsel and one local counsel in each relevant jurisdiction for the Indemnitees (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case each such Indemnitee may retain its own counsel)) and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of the Administrative Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Loan Party or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration, settlement (which settlement costs will be subject to consultation with the Borrowers) or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Closing Date” means the date hereof.

“Closing Date Dividend” has the meaning specified in the recitals hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means a collective reference to all Property with respect to which Liens in favor of the Collateral Agent are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Agent” means Bank of America in its capacity as collateral agent for the holders of the secured obligations identified in the Collateral Documents, and its successors and assigns in such capacity.

“Collateral Documents” means a collective reference to the Security Agreement, each Pledge Agreement, each Collateral Joinder Agreement and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Collateral Joinder Agreement” means a joinder agreement by which an additional pledgor or guarantor may be added to a Pledge Agreement or the Security Agreement.

“Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans and Protective Advances. The amount of the initial aggregate Commitments is equal to the Aggregate Committed Amount as of the Closing Date.

“Commitment Percentage” means, for each Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Revolving Lender’s Revolving Committed Amount and the denominator of which is the Revolving Committed Amount of all Lenders. The initial Commitment Percentages are set out in Schedule 2.01.

“Commitment Termination Date” means the earliest of (a) the Maturity Date, (b) the date on which AFI terminates or reduces to zero the Commitments pursuant to Section 2.06, and (c) the date on which the Commitments are terminated pursuant to Section 9.02.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for AFI and its Subsidiaries on a consolidated basis, an amount equal to (i) Consolidated Operating Income for such period plus (ii) the amount of depreciation and amortization expense for such period, as determined in accordance with GAAP, plus (iii) to the extent relating to the applicable period, (A) all extraordinary, nonrecurring or one-time charges, (B) pro forma cost savings for acquisitions in an aggregate amount of up to the greater of (i) $10 million or (ii) 10% of Consolidated EBITDA, as yet unrealized, projected in good faith over the next twelve months, (C) all non-cash charges (other than non-cash charges relating to Collateral included in the Borrowing Base or pensions, and provided that for any such non-cash charges resulting in a cash payment or cash outlay in a subsequent period, Consolidated EBITDA will be reduced by the amount of the cash payment or cash outlay in the period made), (D) cash restructuring charges limited to $10 million in any period of four consecutive fiscal quarters, (E) cost initiative charges embedded in cost of goods sold (cash and non-cash charges) and which taken together with cost initiative charges embedded in selling, general and administrative expenses shall be limited to $5 million in any period of four consecutive fiscal quarters, (F) cost initiative charges embedded in selling, general and administrative expenses (cash and non-cash charges) and which taken together with cost initiative charges embedded in cost of goods sold shall be limited to $5 million in any period of four consecutive fiscal quarters, and (G) losses on sales of assets (cash and non-cash), minus (iv) gains on sales of assets (cash and non-cash); provided that, notwithstanding the foregoing, for purposes of calculating Consolidated EBITDA for the fiscal quarters ended June 30, 2016, September 30, 2016 and December 31, 2016, Consolidated EBITDA for the quarters predating the Closing Date shall be as shown on Schedule 8.11.

“Consolidated Operating Income” means, for any period, for AFI and its Subsidiaries on a consolidated basis, the operating income of AFI and its Subsidiaries (before deductions for interest and taxes) for that period, as determined in accordance with GAAP.

“Consolidated Total Assets” means, on any date, total assets of AFI and its Subsidiaries on a consolidated basis determined in accordance with GAAP as of the last day of the fiscal quarter immediately preceding the date of determination.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Corporate Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Corporate Ratings”) of the corporate credit rating or corporate family rating of any Person.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Creditor Representative” means under any Applicable Law, a receiver, manager, controller, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian, conservator, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator, administrative receiver, judicial manager, statutory manager or similar officer or fiduciary.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Loans and Credit Extensions under this Agreement.

“Debt Transactions” means, with respect to AFI and its Subsidiaries, any sale, issuance, placement, assumption or guaranty of Funded Indebtedness, whether or not evidenced by a promissory note or other written evidence of Indebtedness, other than Indebtedness permitted under subsections (a) through (f), inclusive, and (h) through (u), inclusive, of Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum, in all cases to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is a result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Deposit Account” means (i) any “deposit account” as such term is defined in Article 9 of the UCC and in any event shall include all accounts and sub-accounts relating to any of the foregoing and (ii) with respect to any such Deposit Account located outside of the U.S., any bank account with a deposit function.

“Deposit Account Control Agreement” means a control agreement reasonably satisfactory to Administrative Agent executed by an institution maintaining a Deposit Account for a Loan Party, to perfect the Administrative Agent’s Lien on such account.

“Designated Jurisdiction” means, at any time, a country, region or territory that is itself the subject or target of any comprehensive territorial Sanctions (at the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Dilution Percent” means the percent, determined for each Applicable Borrower and for all Borrowers in the aggregate for the most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to the applicable Borrower’s Accounts, divided by (b) gross sales of the Applicable Borrower.

“Dilution Reserve” means the aggregate amount of reserves, as established by the Administrative Agent from time to time, in an amount equal to the Value of the Eligible Accounts multiplied by 1.0% for each percentage point (or portion thereof) that the Borrowers’ Dilution Percent exceeds 5.0%, or such other calculation procedure as may be agreed by the Administrative Agent and AFI.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by AFI or any of its Subsidiaries (including the Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (i) the Permitted Dispositions, (ii) the sale, lease, license, transfer or other disposition of inventory or other Property in the ordinary course of business, (iii) the sale, lease, license, transfer or other disposition of machinery, equipment or other Property no longer used or useful in the conduct of business, (iv) any sale, lease, license, transfer or other disposition of Property to any Loan Party, (v) any Disposition to the extent constituting a Permitted Investment, (vi) any sale, lease, license, transfer or other disposition of Property by any Foreign Subsidiary to AFI or any of its Subsidiaries, (vii) dispositions of equipment or real property to the extent that (a) such property is exchanged for credit against the purchase price of similar replacement equipment or property or (b) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement equipment or property; (viii) licenses, sublicenses, leases and subleases not interfering in any material respect with the business of AFI or its Subsidiaries, (ix) sales or discounts of accounts receivable in connection with the compromise or collection thereof and (x) dispositions set forth on Schedule 8.05.

“Distribution” means any declaration or payment of a distribution, interest or dividend on any Capital Stock (other than payment-in-kind); or purchase, redemption, or other acquisition or retirement for value of any Capital Stock.

“Distribution Reserve” means a reserve equal to the amount of any dividends or distributions declared in accordance with Section 8.06 but not yet paid.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in a currency other than Dollars, the amount of Dollars that the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Spot Rate to obtain the stated amount of the other currency.

“Domestic In-Transit Inventory” means Inventory that has been purchased by a Borrower and that is in-transit from a Vendor from a location within the United States to such Borrower or a Permitted Inventory Location.

“Domestic Pledge Agreement” means that certain Amended and Restated Pledge Agreement dated as of the Closing Date given by AFI and certain of its Domestic Subsidiaries, as pledgors, to the Administrative Agent to secure the Secured Obligations.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any State of the United States or the District of Columbia, other than (a) a Subsidiary which is a disregarded entity for U.S. Federal income tax purposes and directly or indirectly holds any interest in a Subsidiary not organized under the laws of any state of the United States or the District of Columbia or (b) any other Subsidiary which is a Subsidiary of an entity described in the foregoing clause (a).

“Dominion Account” means each special account established by the Loan Parties at Bank of America or another bank acceptable to the Administrative Agent, over which the Administrative Agent may exercise exclusive control for withdrawal purposes and which is not a disbursement account.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by the Administrative Agent, in its Permitted Discretion, to be a Eligible Account. Without limiting the foregoing, no Account shall be a Eligible Account if (a) it is unpaid for more than sixty (60) days after the original due date, or more than ninety (90) days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) (i) except with respect to Accounts of Home Depot, Lowes Home Improvement and JJ Haines & Co., when aggregated with other Accounts owing by the Account Debtor, it exceeds 10% of the aggregate Eligible Accounts (or such higher percentage as the Administrative Agent may establish for the Account Debtor from time to time), (ii) with respect to Accounts of Home Depot or Lowes Home Improvement, when the Accounts owing by such Account Debtors are aggregated with all other Accounts, it exceeds 35% of the aggregate Eligible Accounts and (iii) with respect to Accounts of JJ Haines & Co., when the Accounts owing by JJ Haines & Co. are aggregated with all other Accounts, it exceeds 15% of the aggregate Eligible Accounts; (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or the applicable Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor has its principal offices or assets outside of the United States, unless the Account is supported by a letter of credit (delivered to and directly drawable by the Administrative Agent) or credit insurance satisfactory in all respects to the Administrative Agent; (h) it is owing by a Governmental Authority, unless (i) the Account Debtor is the U.S. or any department, agency or instrumentality thereof and the Account has been assigned to the Administrative Agent in compliance with the federal Assignment of Claims Act or (ii) such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent and which is in the possession of the Administrative Agent; (i) it is not subject to a duly perfected, first priority Lien in favor of the Administrative Agent, or is subject to any other Lien; (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (p) it constitutes a “memo billing” or similar arrangement for Inventory or other goods shipped to a distributor (regardless of whether such distributor, Home Depot or Lowes Home Improvement or other Person is listed as the Account Debtor) resulting in an offset against receivables on the balance sheet of AFI or any other Borrower for all or any portion of the Inventory or goods so shipped. In calculating delinquent portions of Accounts under clauses (a) and (b), (i) credit balances of Home Depot and Lowes Home Improvement of more than 120 days after the original invoice date shall be excluded and (ii) with respect to any other Account Debtors, credit balances of more than 90 days after the original invoice date shall be excluded.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eligible In-Transit Inventory” means on any date, Inventory owned by a Borrower that would be Eligible Inventory it were not subject to a Document and not In-Transit Inventory, and that Administrative Agent, in its Permitted Discretion, deems to be Eligible In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless (i) under the terms of sale, title and risk of loss with respect to such Inventory have passed from the Vendor to a Borrower; (ii) such Inventory is fully insured in a manner satisfactory to Administrative Agent; (iii) the Vendor with respect to such Inventory is an Eligible Vendor; (iv) such Inventory is in the possession of a common carrier or an Eligible NVOCC that has issued an Acceptable BOL; (iv) all original counterparts of the Acceptable BOL in respect of such Inventory (whether issued by a carrier or an NVOCC) are in the United States; (v) with respect to Foreign In-Transit Inventory, all original counterparts of the Acceptable BOL are in the possession of Administrative Agent or an agent thereof that is party to an Imported Goods Agreement or in the possession of a Borrower as a result of Administrative Agent’s (or such agent’s) delivery to such Borrower to facilitate offloading of such Inventory at the port of entry; and (vi) such Inventory is being handled by a NVOCC, customs broker, freight-forwarder or other handler that has delivered an Imported Goods Agreement or other Lien Waiver acceptable to Administrative Agent.

“Eligible Inventory” means Inventory (excluding Eligible Supplies Inventory) owned by Borrowers that the Administrative Agent, in its Permitted Discretion, elects to include as Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is goods that are first quality work-in-process approved by the Administrative Agent, finished goods or raw materials, and not packaging or shipping materials, labels, samples, display items or bags; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, has not been acquired from a Person subject to any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein and in the other Loan Documents; (g) is subject to the Administrative Agent’s duly perfected, first priority Lien, and no other Lien; (h) except as otherwise expressly permitted in clause (m) of this definition, is at a Permitted Inventory Location within the United States (including any state or commonwealth thereof) and is not consigned to any Person; (i) except as otherwise expressly permitted in clause (m) of this definition, is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts Borrowers’ or the Administrative Agent’s right to dispose of such Inventory, unless the Administrative Agent has received an appropriate consent to use; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; (l) with respect to work-in-process, has not been approved by the Administrative Agent; and (m) is not In-Transit Inventory except between Permitted Inventory Locations of the Borrowers or In-Transit Inventory that constitutes Eligible In-Transit Inventory; provided, that in no event shall Eligible In-Transit Inventory constitute more than $15,000,000 of Eligible Inventory included in the Borrowing Base.

“Eligible Machinery and Equipment” means all Equipment of the Borrowers reflected in the most recent Borrowing Base Certificate, except any Equipment with respect to which any of the exclusionary criteria set forth below applies (unless the Administrative Agent in its Permitted Discretion elects to include such Equipment). No Equipment shall be Eligible Machinery and Equipment if:

(a) such Borrower does not have good, valid and marketable title thereto; or

(b) such Equipment is not located in the United States; or

(c) such Equipment is located in a public warehouse or in possession of a bailee or in a facility leased by any Borrower; provided, that Equipment situated at a location not owned by a Loan Party will be Eligible Machinery and Equipment if the Administrative Agent has received a Collateral Access Agreement with respect to such location (and, if no such Collateral Access Agreement has been received with respect to such location, such Equipment may nevertheless be Eligible Machinery and Equipment in the Permitted Discretion of the Administrative Agent but the Administrative Agent may impose Rent and Charges Reserves with respect to such location); or

(d) it is not at all times subject to the Collateral Agent’s duly perfected first-priority security interest or is subject to a Lien that is not a Permitted Lien; or

(e) it is obsolete, unmerchantable or is not in good working condition; or

(f) it is damaged or defective and is not repairable; or

(g) it is located at an outside repair facility (unless payables in respect thereof are reserved); or

(h) it is not serviced or maintained in accordance with industry standards; or

(i) it does not conform in all material respects to any covenants, warranties and representations set forth in this Agreement; or

(j) it does not meet in all material respects all standards imposed by any applicable Governmental Authority; or

(k) it is not used or held for sale in the ordinary course of the applicable U.S Borrower’s business;

(j) it is not covered by casualty insurance reasonably acceptable to the Administrative Agent; or

(l) it constitutes a “Fixture” under the applicable laws of the jurisdiction in which such Equipment is located.

If any Equipment at any time ceases to be Eligible Machinery and Equipment for any reason (including any permitted Disposition thereof), such Equipment shall promptly be excluded from the calculation of the Borrowing Base.

“Eligible NVOCC” means with respect to any Foreign In-Transit Inventory, an NVOCC in respect of such Inventory that (i) is not an Affiliate of any Borrower or the applicable Vendor and is otherwise acceptable to the Administrative Agent; (ii) is engaged by such Borrower as freight forwarder with respect to such Inventory; (iii) has received from the carrier a tangible bill of lading with respect to such Inventory that names such NVOCC as consignee and, if so requested by Administrative Agent, has granted Administrative Agent a security interest in such bill of lading as security for the Obligations; (iv) has issued an Acceptable BOL with respect to such Inventory; (v) has entered into an Imported Goods Agreement; and (vi) has not asserted any adverse claim or Lien against any such Inventory.

“Eligible Pledged Cash” means at any date of determination thereof, 100% of the unrestricted cash of the applicable Borrower at such date that (a) does not constitute operating cash of each such Borrower, (b) is segregated from operating and other cash of AFI and its Subsidiaries, (c) is on deposit in one or more Eligible Pledged Cash Accounts, and (d) is subject to a duly perfected first priority Lien in favor of the Administrative Agent.

“Eligible Pledged Cash Account” means each special account established in the United States by a Borrower at Bank of America and which is designated as an “Eligible Pledged Cash Account” on Schedule 1.01 or otherwise designated by the Administrative Agent as an “Eligible Pledged Cash Account” in its Permitted Discretion; provided that not more frequently than once per month, each Borrower may, upon not less than two (2) Business Days prior written notice to the Administrative Agent, decrease the amount of Eligible Pledged Cash by withdrawing cash from its respective Eligible Pledged Cash Account(s), if (a) immediately before such withdrawal no Default or Event of Default exists or would exist after giving effect thereto, (b) prior to and after giving effect to such withdrawal, Availability shall not be less than zero, (c) the applicable Borrower(s) deliver a Borrowing Base Certificate to the Administrative Agent reflecting solely the change in the Borrowing Base, after giving effect to such withdrawal, and (d) the Borrowing Base shall be reduced immediately upon such withdrawal.

“Eligible Supplies Inventory” means supplies Inventory (which, for avoidance of doubt, shall not include raw materials) owned by Borrowers that the Administrative Agent, in its Permitted Discretion, deems to be Eligible Supplies Inventory. Without limiting the foregoing, no Inventory shall be Eligible Supplies Inventory unless it (a) is replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, has not been acquired from a Person subject to any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein and in the other Loan Documents; (g) is subject to the Administrative Agent’s duly perfected, first priority Lien, and no other Lien; (h) is within the United States (including any state or commonwealth thereof) or such other jurisdictions determined by the Administrative Agent in its Reasonable Discretion, is not In-Transit Inventory and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts Borrowers’ or the Administrative Agent’s right to dispose of such Inventory, unless the Administrative Agent has received an appropriate Lien Waiver; and (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established.

“Eligible Vendor” means a Vendor which (i) is located in the United States, China or any other country acceptable to the Administrative Agent in its sole discretion, (ii) has received timely payment or performance of all Indebtedness and other obligations at any time owed to it by the Borrowers (whether such Debts or other obligations arise from any such Borrower’s purchase of goods or otherwise), (iii) has not asserted (and has no right to assert) any reclamation, repossession, diversion, stoppage in transit, Lien or title retention rights in respect of such In-Transit Inventory, and (iv) if so requested by Administrative Agent in its sole discretion, has entered into a Vendor Agreement.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” means all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other fixed assets owned by any Borrower and used or held for sale by such Borrower in the ordinary course of its business, whether now owned or hereafter acquired by a Borrower and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefore.

“Equipment Appraisal” means as of any date of determination (a) the Equipment appraisal delivered to the Administrative Agent on or prior to the Closing Date or (b) a replacement Equipment appraisal delivered pursuant to Section 7.10 hereof, whichever is in effect as of such date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with AFI within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by AFI or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by AFI or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization pursuant to Section 418 of the Code; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of

ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon AFI or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.1

“Eurodollar Rate” means the per annum rate of interest (rounded up to the nearest 1/100th of 1% and in no event less than zero) determined by the Administrative Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by the Administrative Agent, as published on the applicable Reuters screen page (or other commercially available source designated by the Administrative Agent from time to time); provided, that any comparable or successor rate shall be applied by the Administrative Agent, if administratively feasible, in a manner consistent with market practice.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Availability” means as of any date of determination, an amount equal to (a) the Line Cap minus (b) the principal balance of all Total Revolving Outstandings.

“Excluded Accounts” means (a) Deposit Accounts that are zero balance disbursement accounts, (b) Deposit Accounts used solely to fund payroll, payroll Taxes and similar employment Taxes or employee benefits in the Ordinary Course of Business and (c) other Deposit Accounts with an amount on deposit of less than $1,000,000 at any time in the aggregate for all such Deposit Accounts.

“Excluded Property” means, with respect to any Loan Party, (a) any owned or leased personal Property which is located outside of the United States, (b) any real Property of the Loan Parties and any personal Property (including, without limitation, motor vehicles and aircraft) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) the Capital Stock of any First-Tier Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(b), (d) any personal Property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such Property, provided, that no such personal Property shall be included in the Borrowing Base and in any such case the prohibition would not be rendered ineffective by the Uniform Commercial Code (including the provisions of Sections 9-407 and 9-408 thereof) or other applicable Law (including Debtor Relief Laws), (e) except as expressly provided in Section 9.04, any permit, lease, license, contract or instrument, now or hereafter in effect of a Loan Party, or rights relating thereto, if the grant of a security interest in such permit, lease, license, contract or instrument, or rights relating thereto, in a manner contemplated by the Loan Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise

[1]	The EU Bail-In Legislation Schedule may be found at http://www.lma.eu.com/uploads/files/EU%20BAIL-IN%20LEGISLATION%20SCHEDULE%2022-Dec-2015%2010-46%20.pdf

materially and adversely alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both), provided that in any such case the prohibition, termination or rights to terminate, accelerate or materially and adversely alter such Loan Party’s rights, titles and interests would not be rendered ineffective by the Uniform Commercial Code (including the provisions of Sections 9-407 and 9-408 thereof) or other applicable Law (including Debtor Relief Laws), and (f) any Property listed in Schedule 1.02 under the heading “Excluded Property”.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Domestic Subsidiary, (b) HHW, so long as the aggregate book value of all the assets of HHW and all other Subsidiaries included in the following clause (c) do not exceed, in the aggregate, $15,000,000, and (c) any Domestic Subsidiary (other than HHW) that is not a Material Domestic Subsidiary; provided, that the aggregate book value of all assets of all such Material Domestic Subsidiaries that constitute Excluded Subsidiaries at any time under this definition shall not exceed $5,000,000.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation incurred after the date hereof, if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 hereof and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Letters of Credit” means the letters of credit outstanding on the Closing Date and identified on Schedule 2.03.

“Extraordinary Expenses” means all costs, expenses or advances that the Administrative Agent or any security trustee may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of AFI or any Subsidiary, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against the Administrative Agent, any security trustee, any L/C Issuer, any Lender, any Loan Party, any representative of creditors of any Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Administrative Agent’s or any security trustee’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of the Administrative Agent or any security trustee in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by AFI or any of its Subsidiaries.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any intergovernmental agreement entered into between the United States and the government of another country in order to implement the requirements of Sections 1471 through 1474 of the Code.

“Federal Funds Rate” means (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/100 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

“Fee Letters” means those certain letter agreements, each dated February 22, 2016, among the Borrowers and each of the Administrative Agent and each of the Arrangers.

“FILO Credit Facility” has the meaning set forth in Section 2.01(b)(ii).

“FILO Incremental Amendment” an amendment establishing a FILO Credit Facility in form and substance satisfactory to the Administrative Agent, the US Borrowers and each FILO Lender, the terms and conditions of which shall satisfy all the FILO Incremental Conditions.

“FILO Incremental Conditions” means the collective reference to the following conditions, or any of them, as the context may require:

(1)	the aggregate principal amount of all loans under the FILO Credit Facility shall not exceed Fifteen Million Dollars ($15,000,000);

(2)	the establishment thereof shall result in an amendment of the payment waterfall in Section 9.03 (without the requirement of the consent of the Lenders under Section 11.01)

to include payment of accrued and unpaid interest of Obligations under the FILO Credit Agreement as a new clause “Eighth” and unpaid payment of principal of Obligations under the FILO Credit Agreement as a new clause “Ninth”, and renumbering the existing clauses “Eighth” and “Ninth” as clauses “Tenth” and “Eleventh,” respectively;

(3)	subject to other express limitations set forth in Section 2.01, the FILO Credit Facility shall be on terms and conditions as determined by AFI, the Administrative Agent and the FILO Lenders, it being understood and agreed that such terms and conditions may include, without limitation, FILO Credit Facility-specific borrowing base, advance rate, eligibility criteria, availability reserves (including reserves implemented against the Borrowing Base with respect to obligations owing to the FILO Lenders), representations, warranties, covenants and Events of Default, interest rates, fees, final maturity date, amortization, mandatory and voluntary prepayment and commitment termination provision as to the FILO Credit Facility or any other provision of the Loan Documents related to cash dominion, and amendment and waiver provisions (including modifications to Section 11.01 to provide for customary or market provisions in favor of the FILO Lenders, which may include voting rights in favor of the FILO Lenders relating to modifications of the Borrowing Base that would affect the FILO Credit Facility or the FILO Lenders) in respect of or relating to the FILO Credit Facility and other customary or market terms and conditions for asset-based “first in, last out” credit facilities of this nature;

(4)	subject to amortization or mandatory FILO Credit Facility reduction terms and conditions, the stated maturity date of the FILO Credit Facility shall not be later than the then Maturity Date;

(5)	the advance rates in respect of the incremental borrowing base under FILO Credit Facility shall not exceed five percent (5.0%) on Eligible Accounts or ten percent (10.0%) on Eligible Inventory;

(6)	the arrangement of the FILO Credit Facility, and any upfront, underwriting, arrangement or similar fees in respect of the FILO Credit Facility, shall be agreed to solely by AFI, the Administrative Agent and the FILO Lenders;

(7)	the FILO Credit Facility shall be subject to closing conditions as may be determined by the Administrative Agent, the FILO Lenders and AFI; and

(8)	the FILO Incremental Amendment and all documentation in respect of the FILO Credit Facility shall be consistent with the foregoing and in form and substance reasonably satisfactory to the Administrative Agent and the FILO Lenders.

“FILO Lender” means any Lender or Eligible Assignee that satisfies the applicable conditions of Section 2.01 and becomes a Lender under the FILO Credit Facility, if any, as may be established from time to time in accordance herewith.

“Financial Covenant Trigger Period” means the period (a) commencing on the date that Excess Availability is less than the greater of (i) 10.0% of the Line Cap and (ii) $20,000,000, and (b) continuing until a period of 30 consecutive days has elapsed during which at all times Excess Availability is equal to or greater than the greater of (i) 10.0% of the Line Cap and (ii) $20,000,000.

“First-Tier Foreign Subsidiary” means each Foreign Subsidiary that is owned directly by a Loan Party.

“Fixed Charge Coverage Ratio” means the ratio, determined on a consolidated basis for AFI and its Subsidiaries for the most recent 12 months, of (a) Consolidated EBITDA minus Capital Expenditures (except those financed with Funded Indebtedness other than Revolving Loans), to (b) Fixed Charges.

“Fixed Charges” means the sum of interest expense paid in cash (other than payment-in-kind), scheduled principal payments made on Funded Indebtedness, cash taxes paid and Distributions made in accordance with Section 8.06(h).

“Foreign In-Transit Inventory” means Inventory that has been purchased by a Borrower and that is in-transit from a Vendor from a location outside the United States to a Borrower or a Permitted Inventory Location.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any of the Borrowers are resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s pro rata share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to the Swing Line Lender, such Defaulting Lender’s pro rata share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof and (c) with respect to Protective Advances, such Defaulting Lender’s pro rata share of Protective Advances other than Protective Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Full Payment” with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are L/C Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Administrative Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans have terminated.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, the principal amount of all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations arising under standby letters of credit and similar obligations that back obligations that would constitute Indebtedness (but specifically excluding those that support performance obligations);

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and other than obligations with respect to compensation);

(f) all Attributable Indebtedness;

(g) all preferred stock or other equity interests providing for mandatory redemptions, sinking fund or like payments prior to the Maturity Date;

(h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j) all Funded Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer and has liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, except as provided in clause (d) above, obligations arising under letters of credit and similar instruments shall not constitute Funded Indebtedness.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness , or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 4.01.

“Guarantors” means with respect to any Obligations, (a) the Borrowers (for purposes of obligations of Subsidiaries under Swap Contracts and Treasury Management Agreements and any Swap Obligation of a Specified Loan Party (determined before giving effect to Section 4.01 and 4.08) under the Guaranty), and (b) each Material Domestic Subsidiary of AFI (other than Excluded Subsidiaries) identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted Assigns.

“Guaranty” means (a) the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV hereof and (b) any guaranty established in connection with the Australian Incremental Credit Facility or the Canadian Incremental Credit Facility, if either is established from time to time, or any of them, as the context may require.

“Guaranty Joinder Agreement” means a joinder agreement by which a Domestic Subsidiary of AFI or other Person may become a Guarantor hereunder. A form of Guaranty Joinder Agreement is attached as Exhibit F.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HHW” means HomerWood Hardwood Flooring Company, a Delaware corporation.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Impacted Loan” has the meaning set forth in Section 3.03.

“Imported Goods Agreement” means an agreement among any Borrower, Administrative Agent and a NVOCC or customs broker or other handler that is in form and substance satisfactory to Administrative Agent in its Permitted Discretion and pursuant to which, among other things, the parties have agreed upon their relative rights with respect to In-Transit Inventory of such Borrower.

“Incremental Credit Facilities” has the meaning specified in Section 2.01(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) the Swap Termination Value of any Swap Contract;

(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, and has liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 11.04(b).

“Insolvency Proceeding” means any case or proceeding, application, meeting convened, resolution passed, proposal, corporate action or any other proceeding commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the U.S. Bankruptcy Code, or any other insolvency, debtor relief, bankruptcy, receivership, debt adjustment law or other similar law (whether state, provincial, federal or foreign), including foreign insolvency laws specified in any Australian Incremental Amendment or Canadian Incremental Amendment; (b) the appointment of a Creditor Representative or other custodian for such Person or any part of its Property; (c) an assignment or trust mortgage for the benefit of creditors; (d) the winding up or strike off the Person; (e) the proposal or implementation of a scheme of arrangement; or (f) a suspension of payment, moratorium of any debts, official assignment, composition or arrangement with a Person’s creditors.

“Insurance Subsidiary” means a Subsidiary established by AFI or any of its Subsidiaries for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by AFI or any of its Subsidiaries or joint ventures or to insure unrelated businesses, provided that such unrelated business premiums do not exceed 35% of the annual premiums collected by such Subsidiary.

“Interest Payment Date” means, (a) as to any Base Rate Loan (including Swing Line Loans), the first (1st) Business Day occurring after the end of each March, June, September and December, the Maturity Date and, in the case of any Swing Line Loan, any other dates as may be mutually agreed upon by the Borrowers and the Swing Line Lender, and (b) as to any Eurodollar Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, the Maturity Date, and in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the next Business Day.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six, and, if available to all of the relevant Lenders, twelve months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date (or the Commitment Termination Date, if earlier).

“In-Transit Inventory” means Inventory of Borrowers that is either Domestic In-Transit Inventory or Foreign In-Transit Inventory.

“Inventory” has the meaning set forth in the UCC or any other Applicable Law, as applicable, including all goods intended for sale, lease, display or demonstration; all goods provided under a contract for services; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, transformation, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Loan Party’s business (but excluding Equipment).

“Inventory Appraisal” means (a) on the Closing Date, Hilco Valuation’s report dated January 4, 2016 (as of September 30, 2015), and (b) thereafter, the most recent Inventory appraisal conducted by an independent appraisal firm and delivered pursuant to Section 7.10 hereof.

“Inventory Reserve” means the aggregate amount of reserves, as established by the Administrative Agent from time to time in its Permitted Discretion, to reflect factors that may negatively impact the value of Eligible Inventory and/or Eligible Supplies Inventory, including, without duplication of eligibility criteria, changes in salability, slow moving, obsolescence, shrinkage, theft, imbalance, change in composition or mix, markdowns and vendor chargebacks.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested, as determined at the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment, net of (i) any return representing a return of capital with respect to such Investment and (ii) any dividend, distribution or other return on capital with respect to such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any of the Borrowers or any of their respective Subsidiaries.

“IP Rights” has the meaning set forth in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Applicable Borrower (or any Subsidiary) or in favor of the applicable L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreements” means a Guaranty Joinder Agreement, a Lender Joinder Agreement and/or a Collateral Joinder Agreement, as appropriate.

“Judgment Currency” has the meaning set forth in Section 1.08(b).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Commitment” means, with respect to any L/C Issuer, the commitment of such L/C Issuer to issue and to honor payment obligations under Letters of Credit in accordance with Section 2.03.

“L/C Conditions” means the following conditions satisfaction of all of which is necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Article V; (b) after giving effect to such issuance, total L/C Obligations do not exceed the Letter of Credit Sublimit, no Overadvance exists, and Revolver Usage does not exceed the Line Cap; (c) such Letter of Credit and payments thereunder are denominated in Dollars; and (d) the purpose and form of the proposed Letter of Credit are satisfactory to the Administrative Agent and applicable L/C Issuer in their reasonable discretion.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means with respect to a particular Letter of Credit (a) as to Existing Letters of Credit, the Lenders identified on Schedule 2.03, (b) Bank of America in its capacity as issuer of such Letter of Credit or (c) such other Lender selected by the Applicable Borrower (with the consent of such Lender and the Administrative Agent) from time to time to issue such Letter of Credit, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the Revolving Lenders and Swing Line Lender) and each Person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns.

“Lender Joinder Agreement” means a joinder agreement by which a Lender is joined under this Agreement to provide additional commitments in respect of an Incremental Credit Facility or otherwise.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any Existing Letter of Credit and each letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty (30) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” has the meaning specified in Section 2.03(a)(i). The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Committed Amount.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Lien Waiver” means an agreement, in form and substance satisfactory to Administrative Agent, by which (a) for any material Collateral located on leased premises or premises subject to a mortgage, the lessor or mortgagee, as applicable, waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Administrative Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any documents in its possession relating to the Collateral as agent for Administrative Agent, and agrees to deliver the Collateral to Administrative Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Administrative Agent upon request; and (d) for any Collateral subject to a licensor’s intellectual property rights, the licensor grants to Administrative Agent the right, vis-à-vis such licensor, to enforce Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the intellectual property, whether or not a default exists under any applicable license.

“Line Cap” means, as of any date of determination, an amount equal to the lesser of (a) the Borrowing Base as of such date and (b) the Aggregate Commitments as of such date.

“Liquidity” means, at any time, the sum of (i) unrestricted cash and Cash Equivalents on hand, plus (ii) the aggregate unused amount of Commitments hereunder.

“Loan” means any Revolving Loan or Swing Line Loan, any Protective Advance, any Overadvance Loan, and the Base Rate Loans and Eurodollar Rate Loans comprising such Loans.

“Loan Documents” means this Agreement, each Note, each Letter of Credit, each Letter of Credit Application, each Joinder Agreement, the Collateral Documents and each Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans or Swing Line Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A-1 or Exhibit A-2, with respect to Revolving Loans, and Exhibit B, with respect to Swing Line Loans, or such other form, as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of AFI.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Loan Party Representative” has the meaning specified in Section 10.13.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“M&E Availability Period” means the period commencing on the Closing Date and ending on the first to occur of (a) the Maturity Date and (b) the date that AFI has delivered irrevocable notice to the Administrative Agent of its election to cancel 100% of the portion of the Borrowing Base based on Eligible Machinery and Equipment.

“M&E Cap” means $50,000,000, as such amount is reduced quarterly after the Closing Date amortizing on a seven year straight-line basis; provided, however, that if a new Equipment Appraisal is obtained in accordance with Section 7.10, the M&E Cap shall be reset to reflect the results of such appraisal and such amount shall thereafter reduce quarterly after such appraisal date amortizing on a seven year straight-line basis

“M&E Sublimit” means, as of any date of determination, the lesser of (a) 85% of the M&E Value as of such date and (b) the M&E Cap as of such date.

“M&E Value” means the Value of Eligible Machinery and Equipment based upon the Equipment Appraisal delivered on or prior to the Closing Date, as such amount is reduced quarterly after the Closing Date amortizing on a seven year straight-line basis; provided, however, that if a new Equipment Appraisal is obtained in accordance with Section 7.10, the M&E Value shall be reset to reflect the results of such appraisal and such amount shall thereafter reduce quarterly after such appraisal date amortizing quarterly on a seven year straight-line basis.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of AFI and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrowers and their respective Subsidiaries taken as a whole to perform their obligations under any Loan Document to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrowers and their respective Subsidiaries taken as a whole of any Loan Document to which they are a party.

“Material Domestic Subsidiary” means any Domestic Subsidiary of AFI that individually, or together with its Subsidiaries on a consolidated basis, has assets of more than $1,000,000; provided, that in no event shall any Insurance Subsidiary constitute a Material Domestic Subsidiary.

“Material First-Tier Foreign Subsidiary” means any other First-Tier Foreign Subsidiary that individually, or together with its Subsidiaries on a consolidated basis, has assets of more than $5,000,000; provided, however, that notwithstanding the foregoing, the following Foreign Subsidiaries shall not constitute Material First-Tier Foreign Subsidiaries: (i) any Foreign Subsidiary organized under the laws of the People’s Republic of China or any state or other political subdivision thereof; (ii) any Insurance Subsidiary; and (iii) any other Foreign Subsidiary if a pledge of such Foreign Subsidiary’s Capital Stock violates any Law or could reasonably be expected to have an adverse effect on the business of such Foreign Subsidiary.

“Maturity Date” means April 1, 2021.

“Maximum Rate” has the meaning specified in Section 11.09.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender or in accordance with Section 9.03, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i),(a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion of the amount that is due or could become due, including all fees, expenses, indemnifications and other amounts relating to such Obligations

“MNPI” has the meaning specified in clause (3) of the proviso to Section 2.05(a)(ii)(A).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which AFI or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds (including insurance proceeds and condemnation awards) received by AFI or any of its Subsidiaries, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof, (c) the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related Property, (d) amounts paid or reserved to fund any liabilities in connection with any Disposition and (e) for Debt Transactions, the “Net Cash Proceeds” subject to mandatory prepayment under Section 2.05(b)(iii) will be reduced by the portion thereof used or to be used for a Permitted Acquisition or to refinance other permitted

Indebtedness, in each case, in the period beginning two month prior to the date of the Debt Transaction and ending two months after the date of the Debt Transaction; understood and agreed that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Borrowers or any Subsidiary in any Disposition or Involuntary Disposition when and as received.

“NOLV Percentage” means the net orderly liquidation value of Inventory or Equipment, expressed as a percentage of Value, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent Inventory Appraisal or Equipment Appraisal, as applicable, approved by the Administrative Agent.

“Non-Consenting Lender” has the meaning specified in Section 11.13.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Notes” means the Revolving Notes and the Swing Line Note.

“Notice of Continuation/Conversion” means the written notice of continuation or conversion in substantially the form of Exhibit A-2.

“NVOCC” means with respect to any Foreign In-Transit Inventory, a non-vessel operating common carrier engaged as a freight forwarder or otherwise to assist in the importation of such In-Transit Inventory.

“Obligations” means with respect to the Borrowers and each Guarantor (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) all Secured Bank Product Obligations; provided that the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Ordinary Course of Business” means the ordinary course of business of any Borrower or Subsidiary, consistent with Applicable Law and past practices.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overadvance” has the meaning specified in Section 2.17(a).

“Overadvance Loan” means a Base Rate Loan made to a Borrower when an Overadvance exists or is caused by the funding thereof.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patriot Act” has the meaning specified in Section 11.16.

“Payment Item” means each check, draft or other item of payment payable to a Loan Party, including those constituting proceeds of any Collateral.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by AFI or any ERISA Affiliate or to which AFI or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisitions” means Investments consisting of an Acquisition by a Loan Party, provided that (i) immediately after giving effect to such Acquisition, such Loan Party would be in compliance with Section 8.07, (ii) in the case of an Acquisition of all or substantially all of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other

Person shall have duly approved such Acquisition, (iii) either (A) both (1) Excess Availability on a Pro Forma Basis for the thirty (30) day period ending on and including the date of such Acquisition is not less than the greater of (I) 12.5% of the Line Cap and (II) $25,000,000 and (2) the Loan Parties will be in compliance with the financial covenant under Section 8.11 after giving effect thereto on Pro Forma Basis or (B) Excess Availability on a Pro Forma Basis for the thirty (30) day period ending on and including the date of such Acquisition is not less than the greater of (1) 20.0% of the Line Cap and (2) $40,000,000, (iv) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis and (v) AFI shall deliver to the Administrative Agent a compliance certificate confirming the foregoing, in form and detail reasonably satisfactory to the Administrative Agent.

“Permitted Discretion” means a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).

“Permitted Inventory Locations” means each location in the United States listed on Schedule 1.01(p) and from time to time each other location within the United States which AFI has notified the Administrative Agent in writing is a location at which Inventory of a Borrower is maintained.

“Permitted Investments” means, at any time, Investments by AFI or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.02.

“Permitted Liens” means, at any time, Liens in respect of Property of AFI or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by AFI or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreements” means (a) the Domestic Pledge Agreement and (b) any other pledge agreement given by any Person to the Collateral Agent to secure the Obligations, including in connection with any Australian Incremental Credit Facility or Canadian Incremental Credit Facility, in each case as amended and modified.

“Prime Rate” means the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

“Priority Payables Reserve” means on any date of determination, a reserve in such amount as the Administrative Agent may determine in its Permitted Discretion which reflects amounts secured by any Liens, choate or inchoate, which are or may be senior to the Administrative Agent’s and/or the Secured Parties’ Liens or that may be required to be paid to permit or facilitate exercise of rights or remedies with respect to the Collateral including, without limitation, any such amounts due and not paid for wages or vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, and amounts currently or past due and not paid for real estate, municipal or similar Taxes (to the extent impacting any Collateral).

“Protective Advance” has the meaning specified in Section 2.17(b).

“Pro Forma Basis” means, for purposes of calculating the financial covenant set forth in Section 8.11 and for purposes of determining the Applicable Rate, that any Disposition, Involuntary Disposition, Acquisition or incurrence or assumption of Indebtedness pursuant to subsections (e), (g) or (h) of Section 8.03 or pursuant to an Incremental Credit Facility shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which AFI has delivered financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for AFI and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in this Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by AFI or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of AFI containing reasonably detailed calculations of the financial covenant set forth in Section 8.11 as of the most recent fiscal quarter end for which AFI has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Pro Rata Share” means, as to each Lender at any time, (a) with respect to the Commitments, such Lender’s Commitment Percentage; provided that if the Commitments shall have expired or been terminated, then such Lender’s Commitment Percentage immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof and (b) with respect to the aggregate amount of Loans and L/C Obligations hereunder, a percentage equal to such Lender’s share of the Aggregate Commitments; provided that if the Commitments shall have expired or been terminated, then a percentage (expressed as a percentage, carried out to the ninth decimal place) equal to such Lender’s share of the aggregate amount of Loans and L/C Obligations outstanding. The initial Pro Rata Shares of each Lender is set forth opposite the name of such Lender on Schedule 2.01.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

“Protective Advance” has the meaning specified in Section 2.17(b).

“Public Indenture” means any indenture executed by the Borrowers pursuant to which Public Notes have been or will be issued.

“Public Lender” has the meaning specified in Section 7.02.

“Public Notes” means any senior unsecured notes issued by the Borrowers after the Closing Date pursuant to an offering consummated in accordance with the Securities Act of 1933 or pursuant to an offering registered under the Securities Act of 1933.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and, in each case, can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Secured Bank Product Obligations” means Secured Bank Product Obligations with respect to Swap Contracts.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer and any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Rent and Charges Reserve” means the aggregate of (a) all past due rent and other past due charges owing by any Borrower to any landlord, bailee, warehouseman or other Person who possesses any Collateral or could assert a Lien on any Collateral; plus (b) a reserve in an amount not to exceed the lesser of three months’ rent or the fair market value of Collateral in such Person’s possession and other charges that could be payable to any such Person, unless such Person has executed a Lien Waiver.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty day notice period has been waived.

“Reporting Trigger Period” means the period (a) commencing on the date that (i) an Event of Default occurs or (ii) Excess Availability under the U.S Revolver Facility is less than the greater of 12.5% of the Line Cap and $25,000,000, in either case, for a period of five (5) or more consecutive days, and (b) continuing until a period of 30 consecutive days has elapsed during which at all times (i) no Event of Default exists and (ii) Excess Availability is equal to or greater than the greater of 12.5% of the Line Cap and $25,000,000.

“Request for Credit Extension” means (a) with respect to a Borrowing, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Request for Solicitation” has the meaning specified in Section 2.05(a)(ii)(B).

“Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Commitments or, if the Commitments shall have expired or been terminated, Lenders having more than fifty percent (50%) of the aggregate remaining Obligations (including, in each case, the aggregate principal amount of each Lender’s participation interests in L/C Obligations and Swing Line Loans); provided that the Commitments of, and the portion of the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making determinations of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer or vice president and treasurer of a Loan Party and solely for purposes of certifications of corporate documents and incumbency certificates provided hereunder or in connection herewith, the secretary or an assistant secretary, and solely for purposes of notices of borrowing, payments, prepayments and the like under Article II, any other officer or employee so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to the Capital Stock of AFI or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock.

“Revolver Usage” means (a) the aggregate amount of outstanding Revolving Loans plus (b) the aggregate stated amount of outstanding Letters of Credit, except to the extent Cash Collateralized by Borrowers.

“Revolving Loan” means a loan made pursuant to Article II, and any Overadvance Loan, Swingline Loan or Protective Advance.

“Revolving Committed Amount” means, for each Revolving Lender, the amount of such Revolving Lender’s Commitment. The initial Revolving Committed Amounts are set out in Schedule 2.01.

“Revolving Lenders” means those Lenders with Commitments, together with their successors and permitted assigns. The initial Revolving Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.

“Revolving Loan” has the meaning specified in Section 2.01(a) and includes any Swingline Loan, Overadvance or Protective Advance.

“Revolving Notes” has the meaning specified in Section 2.11(a).

“Revolving Obligations” means Revolving Loans, Swing Line Loans and L/C Obligations.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to AFI or any Subsidiary, any arrangement, directly or indirectly, with any person whereby AFI or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, or Her Majesty’s Treasury (“HMT”).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Bank Product Obligations” means Indebtedness, obligations and other liabilities with respect to Bank Products owing by a Loan Party or Affiliate of a Loan Party to a Secured Bank Product Provider that the Loan Party Representative, on behalf of any Loan Party, in a written notice to the Administrative Agent, as expressly requested be treated as Secured Bank Product Obligations and/or a Qualified Secured Bank Product Obligation for purposes hereof, it being understood that such Bank Product obligations shall only constitute Secured Bank Product Obligations up to the maximum amount (or, in the case of Qualified Secured Bank Product Obligations, the Swap Termination Value thereunder) specified by such provider and the Loan Party Representative in writing to the Administrative Agent, which amount may be established and increased further by written notice from such provider to the Administrative Agent from time to time; provided, that Secured Bank Product Obligations of a Loan Party shall not include its Excluded Swap Obligations.

“Secured Bank Product Provider” means (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate or branch of a Lender that is providing a Bank Product; provided, that such provider and the Loan Party Representative delivers written notice to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, within 10 days following the later of the Closing Date or creation of the Bank Product (or such later time as the Administrative Agent and Loan Party Representative may agree in their reasonable discretion), (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral (and, if all or any portion of such Secured Bank Product Obligations are to constitute Qualified Secured Bank Product Obligations, the Swap Termination Value of such Qualified Secured Bank Product Obligations), which amount may be increased or decreased from time to time by further written notice from such provider, and the methodology to be used in calculating such amount (if applicable), and (ii) if such provider is not a Lender, agreeing to be bound by Section 10.12.

“Secured Parties” means (a) the Administrative Agent, any L/C Issuer, the Revolving Lenders and Secured Bank Product Providers of Bank Products for the account of Loan Parties and their Subsidiaries and (b) Lenders under the FILO Credit Facility, Australian Incremental Credit Facility and/or Canadian Incremental Credit Facility, if any, and other Secured Bank Product Providers specified in any FILO Incremental Amendment, Australian Incremental Amendment or Canadian Incremental Amendment as may be in effect from time to time.

“Securities Accounts” means all present and future “securities accounts” (as defined in Article 8 of the UCC or the STA, as applicable), including all monies, “uncertificated securities,” “securities entitlements” and other “financial assets” (as defined in Article 8 of the UCC or the STA, as applicable) contained therein.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Collateral Agent by each of the Loan Parties.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is generally able to pay its debts and other liabilities, contingent obligations and other commitments as they mature, (b) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (c) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (d) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay all liabilities of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” has the meaning specified in Section 4.08.

“Spin-Off” means the spin-off of AFI and its Subsidiaries from AWI to occur immediately following the Closing Date and the Closing Date Dividend.

“Spot Rate” means the exchange rate, as determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Administrative Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in the Administrative Agent’s principal foreign exchange trading office for the first currency.

“STA” means the Securities Transfer Act, 2006 (Ontario) (or any successor statute) and the regulations thereunder.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of AFI.

“Super-Majority Lenders” means at any date of determination thereof, Lenders having Commitments representing more than 66 2⁄3% of the aggregate Commitments at such time; provided, however, that for so long as any Lender shall be a Defaulting Lender, the term “Super-Majority Lenders” shall mean Lenders (excluding such Defaulting Lender) having Commitments representing more than 66 2⁄3% of the aggregate Commitments (excluding the Commitments of each Defaulting Lender) at such time; provided further, however, that if any of the Commitments have been terminated, the term “Super-Majority Lenders” shall be calculated based on the Dollar Equivalent thereof using (a) in lieu of such Lender’s terminated Commitment, the outstanding principal amount of the Loans by such Lender to, and (if applicable) participation interests in L/C Obligations and/or Protective Advances owing by, all Borrowers and (b) in lieu of the aggregate Commitments to all Borrowers, the aggregate outstanding Loans to, and (if applicable) L/C Obligations owing by all Borrowers.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Commitment” means, with respect to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Loans in accordance with Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of AFI.

“Swing Line Note” has the meaning specified in Section 2.11(a).

“Swing Line Sublimit” has the meaning specified in Section 2.04(a). The Swing Line Sublimit is part of, and not in addition to, the Aggregate Committed Amount.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Transfer” has the meaning specified in Section 2.17(b)(iii).

“Transfer Date” has the meaning specified in Section 2.17(b)(iii).

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, purchasing card, travel card, account reconciliation and reporting and trade finance services.

“Type” means, with respect to any Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” means, with respect to any commercial Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code in effect in any applicable jurisdiction from time to time.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Value” means (a) for Inventory, its value determined on the basis of the lower of weighted average cost or market; (b) for an Account, its book value; and (c) for Machinery and Equipment, its net orderly liquidation value.

“Vendor” means a Person that sells In-Transit Inventory to a Borrower.

“Vendor Agreement” means an agreement between Administrative Agent and a Vendor, that is in form and substance satisfactory to Administrative Agent and pursuant to which, among other things, the parties have agreed upon their relative rights with respect to In-Transit Inventory of any Borrower purchased from such Vendor.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Warranty Reserve” means a reserve equal to one quarter of AFI’s annual deferred warranty expense as set forth on its general ledger.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory, rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties of whatever kind, tangible and intangible, real and personal, including cash, securities, accounts and contract rights.

(b) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) To the extent that any of the representations and warranties contained in Article VI under this Agreement or in any of the other Loan Documents is qualified by “Material Adverse Effect”, the qualifier “in all material respects” contained in Section 5.02(a) and the qualifier “in any material respect” contained in Section 9.01(d) shall not apply.

(f) All determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to the Administrative Agent (and not necessarily calculated in accordance with GAAP).

Section 1.03 Accounting Terms.

(a) Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the AFI and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) AFI will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(a). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either AFI or the Required Lenders shall so request, the Administrative Agent, the Lenders and AFI shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) AFI shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) All calculations of the financial covenant in Section 8.11 shall be made on a Pro Forma Basis.

Section 1.04 Rounding.

Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07 Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

Section 1.08 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.” In addition, other terms relating to Collateral used and not otherwise defined herein that are defined in the UCC shall have the meanings set forth in the UCC as the context requires.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 Revolving Loans to Borrowers.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally (and not jointly with the other Revolving Lenders), upon the terms and subject to the conditions set forth herein, agrees to make loans (each such loan, a “Revolving Loan”) to any of the Borrowers in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) with regard to the Revolving Lenders collectively, the Total Revolving Outstandings shall not exceed the Line Cap, (ii) with regard to each Revolving Lender individually, such Revolving Lender’s Pro Rata Share of Total Revolving Outstandings shall not exceed such Revolving Lender’s Commitment. Within the limits of each Revolving Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. Borrowers shall be jointly and severally liable to pay all of the Revolving Loans. Each Revolving Loan shall be funded and repaid in Dollars. The Revolving Loans made by each Revolving Lender and interest thereon shall be evidenced by the records of the Administrative Agent and such Revolving Lender. At the request of any Revolving Lender, the Borrowers shall deliver promissory note(s) to such Revolving Lender in an amount of such Revolving Lender’s Commitment.

(b) Incremental Credit Facilities. At any time on or after the Closing Date, the Borrowers may, on written notice from AFI to the Administrative Agent, establish additional credit facilities with Lenders or other Eligible Assignees who shall become Lenders (collectively, the “Incremental Credit Facilities”) by increasing the Aggregate Committed Amount or establishing other revolving credit commitments in accordance herewith with the following:

(i) The aggregate amount of loans and commitments for all Incremental Credit Facilities established after the Closing Date shall not exceed ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000).

(ii) A portion of the Incremental Credit Facilities may be provided to the Borrowers in the form of a “first-in, last-out” credit facility under this Agreement (“FILO Credit Facility”) which AFI may by written notice to the Administrative Agent elect to establish with each FILO Lender that agrees to make loans in accordance with the FILO Amendment; provided, that (x) it shall be a condition to the establishment of a FILO Credit Facility that all conditions set forth in this Section 2.01 and all FILO Incremental Conditions shall be satisfied, and (y) notwithstanding anything in Section 11.01 or any other provision of the Loan Documents to the contrary, (1) the Lenders hereby irrevocably authorize the Administrative Agent to enter into a FILO Incremental Amendment or other amendments, restatements or other supplements or modifications to this Agreement and the other Loan Documents with the applicable Loan Parties and the FILO Lenders as may be necessary or desirable in order to establish the FILO Credit Facility, in each case on terms consistent with the conditions set forth in this Section 2.01 and the FILO Incremental Conditions without the consent or approval of any Lenders (other than the Lenders participating in the FILO Credit Facility), (2) the Lenders hereby consent to the FILO Credit Facility, the FILO Incremental Conditions and other transactions contemplated by this Section 2.01(b)(ii) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment section or amendment or waiver section, but excluding this Section 2.01 and the FILO Incremental Conditions) or any other Loan Document that might otherwise prohibit or restrict the FILO Credit Facility, the FILO Credit Facility Amendment or any other transaction contemplated by this Section 2.01(b)(ii) and (3) the Administrative Agent shall have the right (but not the obligation) to consult with the Required Lenders with respect to the FILO Credit Facility and any matter contemplated by this Section 2.01(b)(ii).

(iii) A portion of the Incremental Credit Facilities may be provided to Canadian Subsidiaries of AFI in the form of a Canadian Dollar revolving credit facility (a “Canadian Incremental Credit Facility”), which AFI may by written notice to the Administrative Agent elect to establish with each Canadian Incremental Lender that agrees to make Canadian Incremental Revolving Loans; provided, that (x) it shall be a condition to the establishment of a Canadian Incremental Credit Facility that all conditions set forth in this Section 2.01 and all Canadian Incremental Conditions shall be satisfied, and (y) notwithstanding anything in Section 11.01 or any other provision of the Loan Documents to the contrary, (1) the Lenders hereby irrevocably authorize the Administrative Agent to enter into a Canadian Incremental Amendment or other amendments, restatements or other supplements or modifications to this Agreement and the other Loan Documents with the applicable Loan Parties and the Canadian Incremental Lenders as may be necessary or desirable in order to establish the Canadian Incremental Credit Facility, in each case on terms consistent with the conditions set forth in this Section 2.01 and the Canadian Incremental Conditions without the consent or approval of any Lenders (other than the Lenders participating in the Canadian Credit Facility), (2) the Lenders hereby consent to the Canadian Incremental Credit Facility, the Canadian Incremental Conditions and other transactions contemplated by this Section 2.01(b)(iii) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment section or amendment or waiver section, but excluding this Section 2.01 and the Canadian Incremental Conditions) or any other Loan Document that might otherwise prohibit or restrict the Canadian Incremental Credit Facility, the Canadian Incremental Credit Facility Amendment or any other transaction contemplated by this Section 2.01(b)(iii) and (3) the Administrative Agent shall have the right (but not the obligation) to consult with the Required Lenders with respect to the Canadian Incremental Credit Facility and any matter contemplated by this Section 2.01(b)(iii).

(iv) A portion of the Incremental Credit Facilities may be provided to Australian Subsidiaries of AFI in the form of an Australian Dollar revolving credit facility (an “Australian Incremental Credit Facility”), which AFI may by written notice to the Administrative Agent elect to establish with each Australian Incremental Lender that agrees to make Australian Incremental Revolving Loans; provided, that (x) it shall be a condition to the establishment of an Australian Incremental Credit Facility that all conditions set forth in this Section 2.01 and all Australian Incremental Conditions shall be satisfied, and (y) notwithstanding anything in Section 11.01 or any other provision of the Loan Documents to the contrary, (1) the Lenders hereby irrevocably authorize the Administrative Agent to enter into an Australian Incremental Amendment or other amendments, restatements or other supplements or modifications to this Agreement and the other Loan Documents with the applicable Loan Parties and the Australian Incremental Lenders as may be necessary or desirable in order to establish the Australian Incremental Credit Facility, in each case on terms consistent with conditions set forth in this Section 2.01 and the Australian Incremental Conditions without the consent or approval of any Lenders (other than the Lenders participating in the Australian Incremental Credit Facility), (2) the Lenders hereby consent to the Australian Incremental Credit Facility, the Australian Incremental Conditions and other transactions contemplated by this Section 2.01(b)(iv) and hereby waive the requirements of any other provisions of this Agreement (including, without limitation, any pro rata payment section or amendment or waiver section, but excluding this Section 2.01 and the Australian Incremental Conditions) or any other Loan Document that might otherwise prohibit or restrict the Australian Incremental Credit Facility, the Australian Incremental Credit Facility Amendment or any other transaction contemplated by this Section 2.01(b)(iv) and (3) the Administrative Agent shall have the right (but not the obligation) to consult with the Required Lenders with respect to the Australian Incremental Credit Facility and any matter contemplated by this Section 2.01(b)(iv).

(v) All or a portion of the Incremental Credit Facilities may be provided to the Borrowers in the form of one or more increases in the Commitments, which AFI may by written notice to the Administrative Agent elect to establish with each Revolving Lender that agrees to so increase its Commitments or other Eligible Assignees that agree to provide a Commitment in connection with the establishment of such Incremental Credit Facility; provided, that (w) any such Incremental Credit Facility denominated in Dollars shall be a part of the Revolving Loans and Commitments hereunder subject to the same terms and conditions without distinction from the Revolving Loans and Commitments existing prior to their establishment, except as may be expressly provided in connection therewith (such as any upfront fees, different interest rate or different later final maturity date); (x) any such increase will be in a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof, (y) if any Revolving Loans are outstanding at the time of establishment of the Incremental Credit Facility, the Borrowers will make such payments and adjustments on the U.S Revolving Loans (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment amounts and Pro Rata Shares, it being agreed that the Administrative Agent shall, in consultation with the Borrowers, manage the allocation of the revised Pro Rata Shares to the existing Eurodollar Rate Loans in such a manner as to minimize the break-funding amounts so payable by the Borrowers, and (z) the final maturity date of any such Incremental Credit Facility shall be no earlier than the final maturity date of the then existing Revolving Loans and Commitments.

(c) No Obligation to Arrange or Commit; Schedule 2.01. In connection with establishment of any Incremental Credit Facility, (1) none of the Lenders or their affiliates shall have any obligation to provide commitments or loans for any Incremental Credit Facility without their prior written approval, (2) neither the Administrative Agent nor any of the Arrangers shall have any responsibility for arranging any such additional commitments without their prior written consent and subject to such conditions, including fee arrangements, as they may provide in connection therewith and (3) Schedule 2.01 will be deemed to be revised to reflect the Lenders, Loans, Commitments and pro rata shares or percentages after giving effect to the establishment of each such Incremental Credit Facility.

(d) Additional Conditions for Establishment of Incremental Credit Facility. The establishment of any Incremental Credit Facility is subject to the following additional conditions:

(i) after giving effect to such Incremental Credit Facility, the Dollar Equivalent of the aggregate amount of all loans and commitments under all the Incremental Credit Facilities shall not exceed One Hundred Fifty Million Dollars ($150,000,000);

(ii) any new lender providing loans and commitments for the Incremental Credit Facilities in accordance with Section 2.01(b)(v) must be reasonably acceptable to the L/C Issuer and the Swing Line Lender; and

(iii) (A) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto, (B) AFI shall be in compliance with the financial covenant under Section 8.11 after giving effect thereto on a Pro Forma Basis (assuming for purposes hereof that the entire amount of the Incremental Credit Facility is fully drawn and funded), (C) the conditions for Credit Extensions under subsections (a) and (b) of Section 5.02 are or can be satisfied on such date, and (D) AFI shall demonstrate compliance with the sizing condition for the Incremental Credit Facility in clause (i) hereinabove;

(iv) AFI will provide (A) a compliance certificate from a Responsible Officer confirming satisfaction of the foregoing conditions in clause (iii) above, and (B) supporting resolutions, legal opinions, promissory notes and other items as may be reasonably required by the Administrative Agent;

(v) lenders providing loans and commitments for such Incremental Credit Facility will provide a Lender Joinder Agreement and such other agreements reasonably acceptable to the Administrative Agent;

(vi) upfront and/or arrangement fees, if any, in respect of the new commitments or loans so established, shall be paid; and

(vii) to the extent necessary in the reasonable judgment of the Administrative Agent, amendments to each of the Collateral Documents, if any, and related documents or agreements shall have been made, in each case in a manner reasonably satisfactory to the Administrative Agent.

(e) Advancing Loans Under Incremental Credit Facilities. Subject to the terms and conditions hereof, loans with respect to any Incremental Credit Facility established in accordance with Section 2.01(b)(v) shall be made in accordance with Section 2.01(a) and all other loans with respect to any other Incremental Credit Facilities shall be made in accordance with the amendment establishing such Incremental Credit Facility.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a)

(i) (A) Revolving Loans. Whenever any Borrower desires funding of a Borrowing of U.S. Revolving Loans, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, AFI shall give irrevocable notice to the Administrative Agent, which may be given by telephone, email or other electronic method approved by the Administrative Agent (each, an “electronic notice”). Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans, and (2) one Business Day prior to the requested date of each Borrowing or conversion of Base Rate Loans (or, in the case of Borrowings on the Closing Date, such shorter period as to which the Administrative Agent may consent). Each electronic notice by AFI pursuant to this Section 2.02(a)(i)(A) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by an authorized officer of the Applicable Borrower. Each Borrowing, conversion or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing or conversion of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether an electronic notice or written notice) shall specify (1) the requested date of the Borrowing, conversion or continuation (which shall be a Business Day), (2) the principal amount of Loans to be borrowed, (3) the Type of Revolving Loans to be borrowed, and (4) if applicable, the duration of the Interest Period with respect thereto. If AFI fails to specify a Type of a Loan in a Loan Notice, then the applicable Loans shall be made as Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If AFI requests a Borrowing, conversion or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(B) Incremental Revolving Loans. The requirements for funding of loans under any Australian Incremental Credit Facility, Canadian Incremental Credit Facility or FILO Incremental Credit Facility, as the case may be, shall be set forth in the amendment establishing such Incremental Credit Facility.

(ii) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Applicable Borrower; provided, however, that if, on the date of a Borrowing, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Applicable Borrower as provided above.

(iii) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(b) The Borrowers shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (i) except as provided in Section 3.05, Eurodollar Rate Loans may be converted into Base Rate Loans or extended as Eurodollar Rate Loans for new Interest Periods only on the last day of the Interest Period applicable thereto, (ii) Loans extended as, or converted into, Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (iii) any request for continuation or conversion of a Eurodollar Rate Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such continuation or conversion shall be effected by the Applicable Borrower by giving a Notice of Extension/Conversion (or electronic notice promptly confirmed in writing) to the office of the Administrative Agent specified in Section 11.02, or at such other office as the Administrative Agent may designate in writing, prior to 11:00 a.m., on the Business Day of, in the case of the conversion of a Eurodollar Rate Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the continuation of a Eurodollar Rate Loan as, or conversion of a Base Rate Loan into, a Eurodollar Rate Loan, the date of the proposed continuation or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. In the event the Applicable Borrower fails to request continuation or conversion of any Eurodollar Rate Loan in accordance with this Section, or any such conversion or continuation is not permitted or required by this Section, then such Eurodollar Rate Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed continuation or conversion affecting any Revolving Loan.

(c) After giving effect to all Borrowings, conversions and continuations of Revolving Loans, there shall not be more than five (5) Interest Periods in effect with respect to Revolving Loans.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Applicable Borrower or its Domestic Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Revolving Lenders severally agree to participate in Letters of Credit hereunder for the account of the Applicable Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) with regard to the Revolving Lenders collectively, the Total Revolving Outstandings shall not exceed the Line Cap, (x) with regard to each Revolving Lender individually, such Revolving Lender’s Pro Rata Share of Total Revolving Outstandings shall not exceed such Revolving Lender’s Commitment and (y) the Outstanding Amount of the L/C Obligations shall not exceed FIFTY MILLION DOLLARS ($50,000,000) (the “Letter of Credit Sublimit”). Each request by the Applicable Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by AFI that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Existing Letters of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof.

(ii) An L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date;

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date; or

(C) any of the conditions set forth in Section 2.03(a)(i) and any of the L/C Conditions are not satisfied.

(iii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate any Laws or one or more policies of such L/C Issuer;

(C) except (I) as otherwise agreed by the Administrative Agent and such L/C Issuer or (II) in respect of an Existing Letter of Credit and any replacements thereof, such Letter of Credit is in an initial face amount less than $100,000, in the case of a commercial Letter of Credit, or $250,000, in the case of a standby Letter of Credit;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; or

(E) any Lender is at such time a Defaulting Lender, whether on account of a failure to fund its obligations under Section 2.03(c) or otherwise, unless Adequate Assurance has been provided.

(iv) An L/C Issuer shall not amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) An L/C Issuer shall be under no obligation to issue or amend any Letter of Credit if such L/C Issuer has received written notice from any Lender, the Administrative Agent or any

Loan Party, on or prior to the Business Day prior to the requested date of issuance or amendment of such Letter of Credit, that one or more applicable conditions contained in Section 5.02 shall not then be satisfied.

(vii) Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(viii) If an L/C Lender receives written notice from a Revolving Lender at least two (2) Business Days before issuance of a Letter of Credit that any L/C Condition has not been satisfied, such L/C Issuer shall have no obligation to issue the requested U.S. Letter of Credit (or any other) until such notice is withdrawn in writing by the Required Lenders or until the Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, an L/C Issuer shall not be deemed to have knowledge of any failure of L/C Conditions.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Requests for Issuance. Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an authorized officer of the Applicable Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five Business Days prior to the proposed issuance date or date of amendment, as the case may be, or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Applicable Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii) Issuance. Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5.02 shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) Auto-Extension Letters of Credit. If a Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrowers shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) and (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv) Reporting by L/C Issuer. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On a monthly basis, each L/C Issuer shall deliver to the Administrative Agent a complete list of all outstanding Letters of Credit issued by such L/C Issuer as provided in Section 2.03(f).

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Applicable Borrower and the Administrative Agent thereof. The applicable L/C Issuer shall notify the Applicable Borrower of the amount of the drawing promptly following the determination thereof, and in any event no later than 9:00 a.m. on the Honor Date (as hereafter defined). Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Applicable Borrower shall reimburse such L/C Issuer in an amount equal to the amount of such drawing. If the Applicable Borrower fails to so reimburse the applicable L/C Issuer by such time, such L/C Issuer shall promptly notify the Administrative Agent, whereupon the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Pro Rata Share thereof. In such event, the Applicable Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, the amount of the unutilized portion of the Aggregate Committed Amount or the conditions set forth in Section 5.02. Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender (including any Revolving Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer in Dollars at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans for any reason, the Applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such L/C Issuer, the Applicable Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, (C) noncompliance with the conditions set forth in Section 5.02 or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Applicable Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive, absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Applicable Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Applicable Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Applicable Borrower or any Subsidiary.

The Applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Applicable Borrower’s instructions or other irregularity, the Applicable Borrower will immediately notify the applicable L/C Issuer. The Applicable Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Applicable Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Applicable Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Applicable Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuers, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Applicable Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Applicable Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Applicable Borrower which the Applicable Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each L/C Issuer shall provide to the

Administrative Agent a list of outstanding Letters of Credit (together with amounts) issued by it on a monthly basis (and upon the request of the Administrative Agent); the Administrative Agent shall provide a copy of such list to any Lender upon request.

(g) Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Applicable Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be).

(i) In addition, if the Administrative Agent notifies the Borrowers at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Applicable Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(ii) Sections 2.05, 2.14, 9.02(c) and 9.03 set forth certain additional requirements to deliver Cash Collateral hereunder.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Applicable Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit and (ii) for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a monthly basis in arrears and (ii) due and payable on the first (1st) Business Day occurring after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any month, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such month that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, (i) upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate, and (ii) Defaulting Lenders shall not be entitled to the Letter of Credit Fee as provided in Section 2.15.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Applicable Borrower shall pay directly to the applicable L/C Issuer for its own account, (i) a fronting fee for each commercial Letter of Credit issued by it (other than Existing Letters of Credit) equal to one-eighth of one percent (1/8%) times the amount of such commercial Letter of Credit, due and payable on the first (1st) Business Day occurring after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such commercial Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) a fronting fee with respect to each standby Letter of Credit issued by it in an amount equal to one-eighth of one percent (1/8%) per annum on the daily amount available to be drawn thereunder, due and payable on the first (1st) Business Day occurring after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such standby Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Applicable Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Applicable Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Applicable Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Applicable Borrower, and that the Applicable Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m) Existing Letters of Credit. Notwithstanding anything herein to the contrary, each Existing Letter of Credit shall be deemed to have been issued hereunder.

Section 2.04 Swing Line Loans.

(a) Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Applicable Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed TWENTY-FIVE MILLION DOLLARS ($25,000,000) (the “Swing Line Sublimit”) at any time outstanding, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Swing Line Lender in its capacity as a Revolving Lender, may exceed the amount of such Revolving Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) with regard to the Revolving Lenders collectively, the Total Revolving Outstandings shall not exceed the Line Cap, and (ii) with regard to each Revolving Lender individually (other than the Swing Line Lender) such Revolving Lender’s Pro Rata Share of Total Revolving Outstandings shall not exceed such Revolving Lender’s Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest at such rate mutually agreed to between the Applicable Borrower and the Swing Line Lender or, in the absence of such mutual agreement, shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon a Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by electronic notice. Each such notice must be received by the Swing Line Lender and the

Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $250,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such electronic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by an authorized officer of the Applicable Borrower. Promptly after receipt by the Swing Line Lender of any electronic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Applicable Borrower. The Swing Line Lender shall not be under any obligation to make a Swing Line Loan if any Revolving Lender is at such time a Defaulting Lender, whether on account of a failure to fund its obligations under Section 2.04(b)(ii) or otherwise, unless such Revolving Lender shall have provided Adequate Assurance.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion, may, and in any event at least once every two weeks, shall request, on behalf of the Applicable Borrower (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Revolving Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, the unutilized portion of the Aggregate Committed Amount or the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Applicable Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice (which shall be at least one Business Day after the receipt of such Loan Notice by the Administrative Agent), whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive, absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, the Applicable Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) non-compliance with the conditions set forth in Section 5.02 or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Applicable Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Applicable Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Applicable Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Swing Line Notes. The Swing Line Loans made by each Swing Line Lender and interest accruing thereon shall be evidenced by the records of the Administrative Agent and such Swing Line Lender and need not be evidenced by any promissory note.

Section 2.05 Prepayments.

(a) Voluntary Prepayments. Voluntary prepayments may be made on any Loans hereunder selected by the Applicable Borrower on a pro rata basis to the Lenders in accordance with their respective interests therein and, except as set forth in clause (d) below, at par without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that:

(i) (A) in the case of Loans other than Swing Line Loans, (x) notice thereof must be received by 11:00 a.m. by the Administrative Agent at least three Business Days prior to the date of prepayment, in the case of Eurodollar Rate Loans and (y) one Business Day prior to the date of prepayment, in the case of Base Rate Loans, and (B) any such prepayment shall be a minimum principal amount of (x) $5,000,000 and integral multiples of $1,000,000 in excess thereof, in the case of Eurodollar Rate Loans and (y) $1,000,000 and integral multiples of $500,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire remaining principal amount thereof, if less; and

(ii) in the case of Swing Line Loans, (A) notice thereof must be received by the Swing Line Lender by 1:00 p.m. on the date of prepayment (with a copy to the Administrative Agent), and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the Swing Line Lender).

Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Types of Loans that are being prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans; provided, however, that the Applicable Borrower may rescind any notice of voluntary prepayment hereunder if such prepayment would have resulted from a refinancing of all of the Loans and Commitment, and such refinancing shall not have been consummated or shall otherwise have been delayed. The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein. Prepayments of Eurodollar Rate Loans hereunder shall be accompanied by accrued interest on the amount prepaid and breakage amounts, if any, under Section 3.05.

(b) Mandatory Prepayments. Revolving Loans shall be due and payable in full on the Commitment Termination Date, unless payment is sooner required hereunder. Overadvance Loans shall be repaid as and when required in accordance with Section 2.17(a). If at any time the Total Revolving Outstandings exceed the Aggregate Committed Amount, the amount of such excess shall be payable on demand by the Administrative Agent.

(c) Application of Prepayments. Voluntary prepayments under Section 2.05(a)(i) above shall be applied to such Loans and to such installments of such Loans as specified by the Applicable Borrower.

Section 2.06 Termination or Reduction of Aggregate Committed Amount.

(a) Commitments. Unless sooner terminated in accordance with this Agreement, the Commitments shall terminate on the Commitment Termination Date. Upon at least three (3) Business Days’ prior written notice to the Administrative Agent from AFI, the Borrowers may, at their option, terminate the Commitments in full without premium or penalty (other than funding losses payable pursuant to Section 3.06. If the Borrowers elect to reduce to zero or terminate the Commitments pursuant to the previous sentence, any Incremental Credit Facility Commitments shall automatically terminate concurrently with the termination of the Commitments.

(b) Partial Reductions. The Aggregate Committed Amount may be permanently reduced in whole or in part by notice from the Borrowers to the Administrative Agent; provided that (a) any such notice thereof must be received by 11:00 a.m. at least three Business Days prior to the date of reduction or termination and any such reduction or termination shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Aggregate Committed Amount); and (b) the Aggregate Committed Amount may not be reduced to an amount less than the Total Revolving Outstandings. The Administrative Agent will give prompt notice to the Revolving Lenders of any such reduction in Aggregate Committed Amount. Any reduction of the Aggregate Committed Amount shall be applied to the Commitments of the Revolving Lenders ratably in accordance with their respective interests therein, except as provided in Section 2.15. All commitment or other fees accrued until the effective date of any termination of the Aggregate Committed Amount shall be paid on the effective date of such termination.

Section 2.07 Repayment of Obligations.

(a) Revolving Loans. On the Commitment Termination Date, the Borrowers shall repay to the Revolving Lenders all Revolving Obligations outstanding on such date, unless payment of such Obligations is sooner required hereunder.

(b) Swing Line Loans. The Applicable Borrower shall repay each Swing Line Loan on the earlier to occur of (i) demand by the Swing Line Lender and (ii) the Maturity Date.

(c) Incremental Credit Facilities. Loans under any Australian Incremental Credit Facility, Canadian Incremental Credit Facility or FILO Credit Facility shall be repaid on the dates specified in the applicable amendment establishing any such Incremental Credit Facility.

(d) Overadvance Loans. Notwithstanding anything herein to the contrary, if an Overadvance exists, the Borrower owing such Overadvance shall, on the sooner of the Administrative Agent’s demand or the first Business Day after such Borrower has knowledge thereof (or, in the event such Overadvance is the result of fluctuations in Spot Rates, within three (3) Business Days of the Administrative Agent’s demand or of such Borrower’s knowledge thereof), repay the outstanding Loans in an amount sufficient to reduce the principal balance of the related Overadvance Loan to zero.

(e) Other Obligations. Obligations (other than principal and interest of Loans) shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, within ten (10) Business Days of demand by the Administrative Agent therefor.

(f) General Payment Provisions. All payments of Obligations shall be made without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 1:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a Eurodollar Rate Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.05. Any prepayment of Loans made by a Borrower shall be applied first to costs and expenses of the Administrative Agent and any security trustees (including any Extraordinary Expenses) relating to such Borrower, second to Base Rate Loans (and the Administrative Agent may, in its discretion, apply such prepayment to Swingline Loans before other Revolving Loans) of such Borrower, and then to Eurodollar

Rate Loans of such Borrower; provided, however, that as long as no Default or Event of Default exists, prepayments of Eurodollar Rate Loans may, at the option of such Borrower and the Administrative Agent, be held by the Administrative Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods (in which case no compensation under Section 3.05 hereof shall be payable with respect to such prepayment). All payments with respect to any Revolving Obligations shall be made in Dollars and all payments with respect to any other Obligation shall be made in the currency of the underlying Obligation.

Section 2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period plus (B) the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) unless otherwise mutually agreed between the Applicable Borrower and the Swing Line Lender, each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Applicable Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees.

In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fee. AFI shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, a commitment fee in Dollars equal to the amount set forth in clause (b) of the definition of “Applicable Rate”. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 5.02 is not met, and shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first (1st) Business Day occurring after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable

Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Committed Amount. Notwithstanding anything to the contrary contained herein Defaulting Lenders shall not be entitled to the commitment fee as provided in Section 2.15.

(b) Fee Letters. AFI shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

Section 2.10 Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of AFI or for any other reason, AFI or the Lenders determine that (i) Excess Availability as calculated by AFI as of any applicable date was inaccurate and (ii) a proper calculation of Excess Availability would have resulted in higher pricing for such period, Applicable Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders and/or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to AFI under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This subsection shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i), 2.08(b), 2.09 or under Article IX. The Applicable Borrower’s obligations under this subsection shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

Section 2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive, absent manifest error of the amount of the Credit Extensions made by the Lenders to the Applicable Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Applicable Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon any Lender’s request, the Applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be (i) in the case of Revolving Loans, in the form of Exhibit C-1 (a “Revolving Note”), and (ii) in the case of Swing Line Loans, in the form of Exhibit C-2 (a “Swing Line Note”). Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its pro rata share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Applicable Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Applicable Borrower, the interest rate applicable to Base Rate Loans. If the Applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Applicable Borrower the amount of such interest paid by the Applicable Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Applicable Borrower shall be without prejudice to any claim the Applicable Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Applicable Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Applicable Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Applicable Borrower will not make such payment, the Administrative Agent may assume that the Applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Applicable Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Applicable Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 5.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.05 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.05 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.05.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.13 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff pursuant to Section 11.08 or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any amounts applied by the Swing Line Lender to outstanding Swing Line Loans, (C) any amounts applied to L/C Obligations by the L/C Issuer or Swing Line Loans by the Swing Line Lender, as appropriate, from cash collateral or other Adequate Assurance provided under Section 2.15, or (D) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrowers or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff pursuant to Section 11.08 and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14 Cash Collateral.

(a) Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrowers shall be required to provide Cash Collateral pursuant to Section 9.02(c), or (iv) there shall exist a Defaulting Lender, the Borrowers shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Collateral Agent. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05, 2.15 or 9.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender shall not be entitled to vote or participate in amendments, waivers or consents hereunder or in respect of the other Loan Documents, except as expressly provided in the definition of “Required Lenders” and Section 11.01;

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata share (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause any Non-Defaulting Lender’s share of the Outstanding Amount of Revolving Obligations to exceed its Commitment. Subject to Section 11.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(vi) Replacement. The Defaulting Lender may be replaced and its interests assigned as provided in Section 11.13;

(vii) Termination of Commitments. So long as no Event of Default shall exist immediately before or immediately after giving effect thereto, the Borrowers may, with the consent of the Administrative Agent, in its discretion, elect to terminate the commitments of the Defaulting Lender, and repay its share of outstanding Loan Obligations (and reallocate its participation interests in L/C Obligations and Swing Line Loans), on a non-pro rata basis.

(b) Defaulting Lender Cure. If the Borrowers (so long as no Default or Event of Default exists), the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their pro rata share (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided; further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.16 Joint and Several Liability.

(a) Each Borrower accepts joint and several liability hereunder in consideration of the financial accommodation to be provided by the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each Borrower.

(b) Each Borrower shall be jointly and severally liable for all Obligations, regardless of which Borrower actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent or any Lender accounts for such Credit Extensions on its books and records. Each Borrower’s obligations with respect to Credit Extensions made to it, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Credit Extensions made to and other Obligations owing by the other Borrower hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

(c) Each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Credit Extensions made to and other Obligations owing by the other Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (A) the validity or enforceability, avoidance or subordination of the obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the obligations of any other Borrower, (B) the absence of any attempt to collect the Obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (C) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing the obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent or any Lender, (D) the failure by the Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the obligations of any other Borrower, (E) the Administrative Agent’s or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (F) any borrowing or grant of a security interest by any other Borrower, as Debtor In Possession under Section 364 of the Bankruptcy Code, (G) the disallowance of all or any portion of the Administrative Agent’s or any Lender’s claim(s) for the repayment of the obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (H) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Credit Extensions made to the other Borrower hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement and the other Loan Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations or any other liability of any Borrower to the Administrative Agent or any Lender.

(d) Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent and the Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

(e) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of AFI as Borrower under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

Section 2.17 Overadvances and Protective Advances.

(a) Overadvances.

(i) Mandatory Prepayment of Overadvance Loans. If at any time the aggregate principal balance of all Revolving Loans exceeds the Borrowing Base (a “Overadvance”), the excess amount shall, subject to Section 2.07(d), be payable by the Borrowers on demand by the Administrative Agent. All Overadvance Loans shall constitute Revolving Obligations secured by the Collateral and shall be entitled to all benefits of the Loan Documents.

(ii) Mandatory Prepayment of Incremental Credit Facility Overadvance Loans. If at any time the aggregate principal balance of all Loans under any Incremental Credit Facility (other than Revolving Loans) exceeds the borrowing base established in the relevant amendment establishing such Incremental Credit Facility (unless such amendment expressly provides otherwise), the excess amount shall, subject to Section 2.07(d), be payable by the applicable Borrowers on demand by the Administrative Agent.

(iii) Funding of Overadvance Loans. The Administrative Agent may require Revolving Lenders to honor requests for Overadvance Loans and to forbear from requiring the applicable Borrower(s) to cure an Overadvance as long as (A) such Overadvance does not continue for more than 30 consecutive days and (B) the aggregate amount of the Overadvances existing at any time, together with the Protective Advances outstanding at any time pursuant to Section 2.17(b), do not exceed ten percent (10.0%) of the Aggregate Commitments then in effect. In no event shall Overadvance Loans be required that would (A) cause the Revolver Usage to exceed the Aggregate Commitments or (B) violate the terms of any applicable amendment establishing an Incremental Credit Facility. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Overadvance Loans to any or all Borrowers by written notice to the Administrative Agent. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section 2.17(a) nor authorized to enforce any of its terms.

(b) Protective Advances.

(i) The Administrative Agent shall be authorized by each Borrower and the Revolving Lenders from time to time in the Administrative Agent’s discretion (but shall have absolutely no obligation to), to make Base Rate Loans to the Borrowers on behalf of the Revolving Lenders (any of such Loans are herein referred to as “Protective Advances”) which the Administrative Agent deems necessary or desirable to (A) preserve or protect Collateral or any portion thereof or (B) to enhance the likelihood of, or maximize the amount of, repayment of the Revolving Loans and other Revolving Obligations; provided that no Protective Advance shall cause the aggregate amount of the Revolver Usage at such time to exceed the Aggregate Commitments then in effect. All Protective Advances made by the Administrative Agent constitute Obligations, secured by the Collateral and shall be treated for all purposes as Base Rate Loans.

(ii) The aggregate amount of Protective Advances outstanding at any time pursuant to this Section 2.17(b) shall not exceed ten percent (10.0% percent) of the Aggregate Commitments then in effect, and such Protective Advances, together with the aggregate amount of Overadvances existing at any time pursuant to Section 2.17(a), shall not exceed ten percent (10.0%) of the Aggregate Commitments then in effect. Protective Advances may be made even if the conditions set forth in Section 5.02 have not been satisfied. Each Revolving Lender shall participate in each Protective Advance on a ratable basis. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances to any or all Borrowers by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. At any time that there is sufficient Availability and the conditions precedent set forth in Section 5.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Revolving Lenders to fund their risk participations described in Section 2.17(d).

(iii) Transfers. Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its ratable share of such Protective Advance. Each Revolving Lender shall transfer (a “Transfer”) the amount of such Revolving Lender’s ratable share of the outstanding principal amount of the applicable Protective Advance with respect to such purchased interest and participation promptly when requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, but in any case not later than 3:00 p.m. on the Business Day notified (if notice is provided by the Administrative Agent prior to 12:00 p.m. and otherwise on the immediately following Business Day (the “Transfer Date”)). Transfers may occur during the existence of a Default or Event of Default and whether or not the applicable conditions precedent set forth in Section 5.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amount of the applicable Protective Advance and, together with Revolving Lender’s ratable share of such Protective Advance, shall constitute Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Transfer Date, the Administrative Agent shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon as specified in Section 2.08. From and after the date, if any, on which any Revolving Lender is required to fund, and funds, its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Revolving Lender, such Revolving Lender’s Pro Rata share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Loan Parties or the Administrative Agent, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the

Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnification.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive, absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as

applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive, absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrowers shall deliver (or cause the applicable Loan Party to deliver) to the Administrative Agent or the Administrative Agent shall deliver to the Borrowers, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. At the request of the applicable Loan Party, the Recipient shall take reasonable efforts to pursue any refund of Taxes withheld or deducted from funds paid for the account such Recipient, so long as such Recipient determines, in its sole discretion, that such efforts would not result in any additional costs, expense or risks or be otherwise disadvantageous to it. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all of such Lender’s Eurodollar Rate Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03 Inability to Determine Rates.

If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof (a) the Required Lenders determine that for any reason that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan (in each case with respect to clause (a)(i) above, “Impacted Loans”), or (b) the Required Lenders determine for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if a determination shall have been made as described in clause (a)(i) of this section, the Administrative Agent, in consultation with the Borrowers and the affected Lenders, may establish an alternative interest rate for the Impacted Loans that reflects the all-in-cost of funds for such Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Required Lenders notify the Administrative Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrowers written notice thereof.

Section 3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Applicable Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Applicable Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive, absent manifest error. The Applicable Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Applicable Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) General Policy. Notwithstanding any other provision of this Section, no Lender or L/C Issuer shall demand compensation for any increased cost or reduction pursuant to this Section if it shall not at the time be the general policy and practice of such Lender or L/C Issuer to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

Section 3.05 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Applicable Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Applicable Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Applicable Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Applicable Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06 Mitigation of Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Applicable Borrower is required to pay any Indemnified Taxes or additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrowers, such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Applicable Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Applicable Borrower may replace such Lender in accordance with Section 11.13.

Section 3.07 Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

GUARANTY

Section 4.01 The Guaranty.

(a) Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of all of the Obligations as hereinafter provided, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts, Treasury Management Agreements or the other documents relating to the Guaranteed Obligations, (i) the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (ii) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

Section 4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, validity, or enforceability of any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article IV until such time as the

Guaranteed Obligations have been paid in full and the commitments relating thereto have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein, shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein, shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with; or

(d) any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected.

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

Section 4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Guaranteed Obligations on demand for all reasonable costs and expenses (including fees, charges and disbursements of any law firm or other counsel) incurred by the Administrative Agent or any other such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 4.04 Certain Additional Waivers.

Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrowers hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against the Borrowers or any other Person (including any co-

guarantor) or pursuit of any other remedy or enforcement any other right and (c) nothing contained herein shall prevent or limit action being taken against the Borrowers hereunder, under the other Loan Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrowers nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Guaranteed Obligations shall have been paid in full and the commitments relating thereto shall have expired or been terminated, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.

Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Guaranteed Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

Section 4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Guaranteed Obligations may exercise their remedies thereunder in accordance with the terms thereof.

Section 4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against any other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Guaranteed Obligations have been paid in full and the Commitments have terminated.

Section 4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

Section 4.08 Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV, or otherwise under this Agreement, voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each applicable Loan Party under this Section shall remain in full force and effect until the Guaranteed Obligations have been paid in full and the commitments relating thereto have expired or terminated. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE V.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 5.01 Conditions of Initial Credit Extension.

The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement, the Security Agreement and the Pledge Agreements, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of Morgan, Lewis & Bockius LLP, legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent.

(c) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, and in good standing in its state of organization or formation.

(d) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following for each Loan Party: (A) completion of searches for Uniform Commercial Code filings in the jurisdiction of organization or formation, (B) the confirmation or filing of financing statements under the Uniform Commercial Code in appropriate jurisdictions to perfect security interests in the personal property collateral, and (C) receipt by the Collateral Agent of the original certificates evidencing certificated Capital Stock (including those evidencing Material First-Tier Foreign Subsidiaries) pledged as collateral to secure the loans and obligations hereunder, together with undated stock powers executed in blank.

(e) Evidence of Insurance. Receipt by the Administrative Agent of certificates of insurance of the Loan Parties evidencing general liability and property insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Collateral Agent as additional insured (in the case of general liability insurance) or lender’s loss payee for claims in excess of $10,000,000 (in the case of property insurance) on behalf of the Lenders.

(f) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of AFI certifying that (i) the representations and warranties in Article VI are true and correct in all material respects (or in all respects in the case of any representation and warranty modified by materiality or Material Adverse Effect), (ii) no Default or Event of Default shall exist immediately after giving effect to the Credit Extensions on the Closing Date and (iii) after giving pro forma effect to the Closing Date Dividend, the Spin-Off and the other transactions contemplated hereby, the Borrowers and the Guarantors, taken as a whole, are Solvent.

(g) Fees and Expenses. Receipt by the Administrative Agent and the Lenders of any fees required to be paid on or before the Closing Date and all filing and recording fees and Taxes shall have been duly paid or arrangements reasonably satisfactory to the Administrative Agent shall have been made for the payment thereof.

(h) Attorney Costs. Unless waived by the Administrative Agent, the Borrowers shall have paid all Attorney Costs for the Administrative Agent), to the extent invoiced prior to or on the Closing Date, plus such additional Attorney Costs for the Administrative Agent as shall constitute its reasonable estimate of such costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(i) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate setting forth the Borrowing Base, effective as of January 31, 2016.

(j) Related Transactions. The Administrative Agent shall have received evidence that (i) AFI has obtained all Governmental Authority consents and other third party approvals necessary, or in the reasonable opinion of the Administrative Agent, advisable in connection with the Spin-Off, (ii) the Loan Parties have been released from all Liens and obligations under the AWI Credit Facility, and the Administrative Agent shall have received satisfactory payoff letters, lien release documentation or similar agreements which evidence the foregoing, (iii) the Closing Date Dividend will occur on the Closing Date (after initial funding of Loans) and (iv) the Spin-Off will occur on April 1, 2016.

(k) Excess Availability. Upon giving pro forma effect to the Closing Date Dividend, the Spin-Off, the initial funding of Loans and issuance (or deemed issuance) of Letters of Credit on the Closing Date, and the payment by the Borrowers of all fees and expenses incurred in connection herewith and due on the Closing Date as well as the amount of any payables stretched beyond their customary payment practices, (i) available, unrestricted cash (in Dollars and on deposit in the United States) of the Loan Parties shall equal at least $5,000,000 and (ii) Excess Availability shall be at least $100,000,000.

(l) Deposit Account Control Agreements. The Administrative Agent shall have received evidence of the establishment of each Dominion Account and related lockboxes (or similar arrangements acceptable to the Administrative Agent), together with fully-executed Deposit Account Control Agreements with respect thereto and covering the other Deposit Accounts listed on Schedule 7.16(d) hereto (other than Excluded Accounts).

(m) [Reserved].

(n) Lien Searches. The Administrative Agent shall have received UCC Lien searches and other evidence reasonably satisfactory to the Administrative Agent that its Liens are the only Liens upon the Collateral, except Liens permitted under Section 8.01 and Liens being terminated on the Closing Date.

(o) Financial Statements. The Administrative Agent shall have received, in form and substance satisfactory to it, (i) copies of the Audited Financial Statements, and (ii) financial projections for AFI and its Subsidiaries, giving effect to the Spin-Off and the other transactions contemplated hereby, prepared by senior Responsible Officers of AFI.

(p) Transaction Documents. The Administrative Agent shall have received certified copies of each Loan Party’s material agreements governing the Spin-Off, including the Separation and Distribution Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Trademark License Agreement and the Campus Lease Agreement.

(q) Perfection Certificate. Each Loan Party shall deliver to the Administrative Agent a completed Perfection Certificate, executed and delivered by a Responsible Officer of such Loan Party, together with all attachments contemplated thereby.

(r) Field Exams and Inventory Appraisals. The Administrative Agent shall have received copies of new field exam reports and inventory appraisals with respect to the Collateral.

(s) No Material Adverse Effect. There shall not have occurred since December 31, 2014, any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(t) No Litigation. There shall be no action, suit, investigation, litigation or proceeding pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect or to materially and adversely affect this Agreement or the transactions contemplated hereby.

(u) Third-Party Consents. The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required or appropriate to be obtained from any Governmental Authority or other third-party in connection with the Spin-Off relating to AFI and its Subsidiaries and the execution, delivery and performance by and the validity against each Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

(v) Know Your Customer. Any information reasonably required by a Lender and any other Secured Party to enable it to meet its internal “know your customer” compliance requirements and normal operating procedures shall have been delivered.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 5.02 Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of AFI and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or in all respects in the case of any representation and warranty modified by materiality or Material Adverse Effect) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b) No Default shall exist, or would result from such proposed Credit Extension.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof (other than with respect to the Existing Letters of Credit);

(d) With respect to the issuance of a Letter of Credit, the applicable L/C Conditions shall be satisfied;

(e) Upon giving effect to any such Request for Credit Extension, Excess Availability shall not be less than $0.00.

Each Request for Credit Extension submitted by the Applicable Borrower (or any deemed request, except a deemed request in connection with a Protective Advance) shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

AFI represents and warrants to the Administrative Agent and the Lenders that the following are, and after giving effect to the Closing Date Dividend and Spin-Off will be, true, correct and complete:

Section 6.01 Existence, Qualification and Power.

Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB); except in each case referred to in clause (b) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

Section 6.04 Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms.

Section 6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of AFI and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of AFI and its Subsidiaries as of the date thereof, including liabilities for taxes, commitments and Indebtedness, to the extent required to be shown thereon under GAAP.

(b) From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by AFI or any Subsidiary, or any Involuntary Disposition, of any material part of the business or Property of AFI and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of AFI and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(c) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of AFI and its Subsidiaries as of such date and for such periods.

(d) Since the date of the Audited Financial Statements, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Section 6.06 Litigation.

There are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrowers or any of their respective Subsidiaries or against any of their properties or revenues that could reasonably be expected to have a Material Adverse Effect.

Section 6.07 No Default.

(a) Neither AFI nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

Section 6.08 Ownership of Property; Liens.

Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Administrative Agent or Lenders, in each case free of Liens except Permitted Liens. All Liens of the Administrative Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over the Administrative Agent’s Liens.

Section 6.09 Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of Environmental Laws.

(c) Neither AFI nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf AFI or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which AFI or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to AFI, any Subsidiary, the Facilities or the Businesses.

(f) There has been no release or, threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of AFI or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

Section 6.10 Insurance.

The properties of AFI and its Subsidiaries are insured with financially sound and reputable insurance companies which may be Insurance Subsidiaries, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where AFI or the applicable Subsidiary operates. The insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

Section 6.11 Taxes.

AFI and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against AFI or any Subsidiary that would, if made, have a Material Adverse Effect.

Section 6.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws, except non-compliance that has not resulted or could not reasonably be expected to result in a Material Adverse Effect. Each Pension Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification and has resulted or could reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each ERISA Affiliate have timely made all required contributions to each Pension Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred since the Closing Date or is reasonably expected to occur which has resulted or could reasonably be expected to result in a Material Adverse Effect; (ii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) which has resulted or could reasonably be expected to result in a Material Adverse Effect; and (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 6.13 Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary, together with (i) jurisdiction of formation, (ii) with respect to the Loan Parties only, the number of shares of each class of Capital Stock outstanding, (iii) percentage of outstanding shares of each class owned (directly or indirectly) by AFI or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of each Subsidiary is validly issued, fully paid and non-assessable and no such Capital Stock is subject to any Lien other than the Lien under the Loan Documents. As of the Closing Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Loan Party or Subsidiary.

Section 6.14 Margin Regulations; Investment Company Act.

(a) The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Not more than 25% of the value of the assets of the Borrowers and their respective Subsidiaries are comprised of margin stock.

(b) None of the Borrowers, any Person Controlling the Borrowers, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 6.15 Disclosure.

AFI has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, AFI represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 6.16 Compliance with Laws; OFAC; PATRIOT Act, Etc.

(a) Each of AFI and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirements of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Borrower nor any of its Subsidiaries, nor to the knowledge of the Borrower and the other Loan Parties, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(c) The Borrower and each of its Subsidiaries, and their Affiliates, officers and directors, have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(d) Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.

(e) No Borrower nor any of the Loan Parties is an EEA Financial Institution.

(f) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 6.17 Intellectual Property; Licenses, Etc.

AFI and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that, to the knowledge of the Responsible Officers of the Loan Parties, are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.17 is a list of all material IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP

Rights by the Borrowers or any Subsidiary or the granting of a right or a license in respect of any IP Rights from the Borrowers or any Subsidiary does not infringe on the rights of any Person. As of the Closing Date, none of the material IP Rights owned by any of the Loan Parties is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.

Section 6.18 Solvency.

The Loan Parties are Solvent on a consolidated basis.

Section 6.19 Perfection of Security Interests in the Collateral.

(a) The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the secured obligations identified therein, a legal and valid security interest in the Collateral identified therein, and, when Uniform Commercial Code financing statements (or other appropriate notices) in appropriate form are duly filed at the office of the secretary of state of the jurisdiction of incorporation or organization of each Loan Party, the Security Agreement shall create a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Lien other than Permitted Liens to the extent such security interest can be perfected by filing under the Uniform Commercial Code.

(b) Each of the Pledge Agreements is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the secured obligations identified therein, a legal and valid security interest in the Collateral identified therein, and each such Pledge Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Lien (i) with respect to any such Collateral that is a “security” (as such term is defined in the Uniform Commercial Code) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the Uniform Commercial Code) but is not evidenced by a certificate, when Uniform Commercial Code financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the Uniform Commercial Code) is established by the Collateral Agent over such interests in accordance with the provision of Section 8-106 of the Uniform Commercial Code, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the Uniform Commercial Code), when Uniform Commercial Code financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor to the extent such security interest can be perfected by filing under the Uniform Commercial Code.

(c) [Reserved].

Section 6.20 Business Locations.

(a) Set forth on (i) Schedule 6.20(a)(i) is the exact legal name, jurisdiction of organization, chief executive office and organizational identification number of each Loan Party as of the Closing Date and (ii) Schedule 6.20(a)(ii) is a true, correct and complete list of the real properties owned as of the Closing Date by AFI or any Material Domestic Subsidiary with an individual net book value in excess of $3 million.

(b) Except as set forth on Schedule 6.20(b), no Loan Party has during the four (4) months preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

Section 6.21 Labor Matters.

Except as set forth on Schedule 6.21, there are no collective bargaining agreements or Multiemployer Plans covering the employees of AFI or any Subsidiary as of the Closing Date. Neither AFI nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years that could reasonably be expected to have a Material Adverse Effect.

Section 6.22 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

Section 6.23 Accounts. The Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Each Borrower warrants with respect to each of its Accounts at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to the Administrative Agent on request;

(d) it is not subject to any offset, Lien (other than the Administrative Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to the Administrative Agent or as to any amount thereof not included as an Eligible Account; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to the Administrative Agent (regardless of whether, under the UCC or other Applicable Law, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to the Administrative Agent hereunder; and

(g) to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

Section 6.24 Eligible Inventory. As to each item of Inventory that is identified as Eligible Inventory or Eligible Supplies Inventory in a Borrowing Base Certificate submitted to the Administrative Agent, as of the date of such Borrowing Base Certificate, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any such criteria requiring the Administrative Agent’s discretion) set forth in the relevant definitions of Eligible Inventory or Eligible Supplies Inventory, as the case may be.

Section 6.25 Machinery and Equipment. As to each item of Equipment that is identified as Eligible Machinery and Equipment in a Borrowing Base Certificate submitted to the Administrative Agent, as of the date of such Borrowing Base Certificate, such Equipment is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any such criteria requiring the Administrative Agent’s discretion) set forth in the relevant definition of Eligible Machinery and Equipment.

Section 6.26 Eligible Pledged Cash. As to any cash that is identified as Eligible Pledged Cash in a Borrowing Base Certificate submitted to the Administrative Agent, as of the date of such Borrowing Base Certificate, such cash is (a) denominated in Dollars, and (b) satisfies all conditions set forth in the definition of Eligible Pledged Cash.

Section 6.27 Burdensome Contracts. No Loan Party or Subsidiary of AFI is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Loan Party or Subsidiary is party or subject to any agreement that is, or with the passage of time is reasonably expected to become, and agreement prohibited under Section 8.09.

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, AFI shall and shall cause each Subsidiary (except in the case of the covenants set forth in Sections 7.01, 7.02, and 7.03) to:

Section 7.01 Financial Statements.

Deliver to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of AFI, a consolidated balance sheet of AFI and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) financial projections (prepared on a monthly basis) and (ii) a report and opinion of KPMG LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of AFI, a consolidated balance sheet of AFI and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of AFI’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of AFI as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of AFI and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) during any Reporting Trigger Period, as soon as available, but in any event within thirty (30) days after the end of each month each fiscal year of AFI, a consolidated balance sheet of AFI and its Subsidiaries as at the end of such month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such month and for the portion of AFI’s month then ended, setting forth in each case in comparative form the figures for the previous month, all in reasonable detail and certified by a Responsible Officer of AFI as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of AFI and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes

As to any information contained in materials furnished pursuant to Section 7.02(d), the Borrowers shall not be separately required to furnish such information under clause (a), (b) and (c) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in clauses (a), (b) and (c) above at the times specified therein.

Section 7.02 Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of AFI (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication, including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) beginning with the fiscal year ending December 31, 2016, an annual business plan and budget of AFI and its Subsidiaries containing, among other things, pro forma financial statements for the fiscal year, when and as available, but in any event within ninety (90) days after the beginning of the fiscal year;

(c) promptly after any request by the Administrative Agent or any Lender through the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of AFI by independent accountants in connection with the accounts or books of AFI or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of AFI, and copies of all annual, regular, periodic and special reports and registration statements which AFI may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by AFI or any Subsidiary in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (ii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters;

(e) promptly after any reasonable request of the Administrative Agent, a listing of (i) all applications, if any, for material Copyrights, Patents or Trademarks (each such term as defined in the Security Agreement) made by any Loan Party and (ii) all issuances of registrations or letters on existing applications for material Copyrights, Patents and Trademarks (each such term as defined in the Security Agreement) received by any Loan Party, in each case, after the Closing Date or any such later request by the Administrative Agent; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of AFI or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which AFI posts such documents, or provides a link thereto on AFI’s website on the Internet at the website address listed on Schedule 11.02; (ii) on which such documents are posted on AFI’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are filed with the SEC on EDGAR. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to AFI or its securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to AFI or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Borrowers shall not be under any obligation to mark any Borrower Materials “PUBLIC.”

Section 7.03 Notices.

(a) Promptly (and in any event, within two Business Days) notify the Administrative Agent and each Lender of the occurrence of any Default.

(b) Promptly notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Promptly notify the Administrative Agent and each Lender of the occurrence of any ERISA Event.

(d) Promptly notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by AFI or any Subsidiary.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of AFI setting forth details of the occurrence referred to therein and stating what action AFI has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 7.04 Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all federal and material state and local tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by AFI or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; and (d) all applicable duties, freight, charges and like fees and charges of the United States Customs and Border Protection, customs brokers, shippers, NVOCCS, freight forwarders, carriers and warehousemen, except in each case in clauses (b) through (d) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Preserve or renew all of its material registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 7.07 Maintenance of Insurance.

In addition to insurance required hereunder with respect to Collateral, maintain in full force and effect insurance with respect to the Property and business of the Loan Parties and their Subsidiaries (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies (with a Best’s Financial Strength Rating of at least A-VII, unless otherwise approved by the Administrative Agent or which may be Insurance Subsidiaries), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where AFI or the applicable Subsidiary operate. Business interruption insurance shall be subject to an insurance assignment satisfactory to the Administrative Agent. The Collateral Agent shall be named as lender’s loss payee, with respect to property insurance, and as additional insured, with respect to general liability insurance.

Section 7.08 Compliance with Laws.

(a) Comply with the requirements of all Laws and orders, writs, injunctions and decrees applicable to it and to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and

(b) Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar anti-corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such laws.

Section 7.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of AFI or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over AFI or such Subsidiary, as the case may be.

Section 7.10 Appraisals.

(a) The Borrowers will permit the Administrative Agent (including, without limitation, the Administrative Agent’s employees, agents and designated representatives) and, if reasonably requested by any Lender, each such Lender (at each such Lender’s expense and only in connection with an examination or appraisal by the Administrative Agent) to conduct, and will reimburse the Administrative Agent for all charges, costs and expenses of the Administrative Agent in connection with (i) examinations of any Loan Party’s books and records or any other financial or Collateral matters as Agent deems appropriate; and (ii) appraisals of Inventory, provided, that the Borrowers shall not be obligated to pay the charges, costs and expenses of the Administrative Agent in connection with more than one examination and one appraisal during any calendar year; provided, however, that (x) if an additional examination or appraisal is initiated at any time that Excess Availability under the U.S Revolver Facility falls below the greater of 20.0% of the Line Cap and $40,000,000 for any period of five days during any twelve (12) month period, all charges, costs and expenses relating thereto shall be reimbursed by the Borrowers without regard to such limits up to one time per Loan Year or (y) additional examinations or appraisals may be initiated at any time during a Default or Event of Default and all charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits.

(b) In addition, so long as no Default or Event of Default has occurred and is continuing and the Loan Parties would be in compliance with Section 8.11 on a Pro Forma Basis, the Borrower may request that the Administrative Agent (including, without limitation, the Administrative Agent’s employees, agents and designated representatives) conduct, and will reimburse the Administrative Agent for all charges, costs and expenses of the Administrative Agent in connection with, an updated appraisal of Equipment constituting Eligible Machinery and Equipment; provided, that only one such request may be made prior to the Maturity Date. If such Equipment appraisal, together with customary due diligence delivered by the Borrowers to the Administrative Agent in connection with such appraisal, shall be acceptable to the Administrative Agent in its Reasonable Discretion, then the M&E Sublimit may be updated to reflect the results of such appraisal and thereafter shall amortize quarterly on a seven-year straight-line basis. Borrowers agree to pay Agent’s then standard charges for examination activities, including charges for the Administrative Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

(c) No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) satisfactory to the Administrative Agent.

Section 7.11 Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to pay the Closing Date Dividend, (b) to pay any other costs and expenses relating to the Spin-Off and (c) to finance working capital, capital expenditures, Permitted Acquisitions and other lawful corporate purposes; provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

Section 7.12 Additional Subsidiaries.

(a) Material Domestic Subsidiaries. Cause each wholly-owned Material Domestic Subsidiary to become a Guarantor hereunder promptly, but in any event within forty-five (45) days of the Subsidiary becoming a Material Domestic Subsidiary, by execution and delivery of a Guaranty Joinder Agreement or such other documents as the Administrative Agent may deem appropriate for such purpose, together with certified copies of resolutions and Organization Documents and favorable opinions of counsel (including, among other things, due authorization, execution, delivery, and enforceability of the Guaranty Joinder Agreement and related documents), all in form, scope and substance reasonably satisfactory to the Administrative Agent.

(b) Other Domestic Subsidiaries. In addition, cause each Domestic Subsidiary that gives a Guarantee in respect of any Public Notes to become a Guarantor hereunder promptly, but within thirty (30) days of the Subsidiary giving such a Guarantee, by execution and delivery of a Guaranty Joinder Agreement or such other documents as the Administrative Agent may deem appropriate for such purpose, together with certified copies of resolutions and Organization Documents and favorable opinions of counsel (including, among other things, due authorization, execution, delivery, and enforceability of the Guaranty Joinder Agreement and related documents), all in form, scope and substance reasonably satisfactory to the Administrative Agent.

Section 7.13 ERISA Compliance.

Cause, and cause each of its ERISA Affiliates to cause, each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code, except where the failure to do so would not result in a Material Adverse Effect.

Section 7.14 Pledged Assets.

(a) Capital Stock of Material Domestic Subsidiaries. Pledge all of the issued and outstanding Capital Stock owned by it of each Loan Party’s Material Domestic Subsidiaries promptly, but in any event within forty-five (45) days of the formation or acquisition thereof, in each case pursuant to a Pledge Agreement or Collateral Joinder Agreement reasonably acceptable to the Administrative Agent, together with such filings and deliveries necessary or appropriate to perfect the security interests therein, and opinions of counsel relating thereto, all in form, scope and substance reasonably satisfactory to the Administrative Agent.

(b) Capital Stock of Material First-Tier Foreign Subsidiaries. Subject to Section 7.15(b), pledge all of the issued and outstanding Capital Stock owned by it of each Excluded Subsidiary that is a Material First-Tier Foreign Subsidiary but in no event more than 65% of the issued and outstanding Capital Stock of such Material First-Tier Foreign Subsidiaries, promptly, but in any event within ninety (90) days of such Subsidiary becoming a Material First-Tier Foreign Subsidiary, pursuant to a Pledge Agreement or Collateral Joinder Agreement reasonably acceptable to the Administrative Agent, together with such filings and deliveries necessary or appropriate to perfect the security interests therein, and opinions of counsel (including, among other things, opinions regarding execution, notarization and recordation of local pledge agreements, parallel debt agreements and such other acts necessary or appropriate to give effect to the pledge under local law) relating thereto, all in form, scope and substance reasonably satisfactory to the Administrative Agent; provided that in each such case the Administrative Agent will, in consultation with the Borrowers, do an analysis of the relative benefits associated with the prospective pledge and where, in its reasonable discretion, the Administrative Agent shall make a determination, taking into account local custom and practice, that the costs, circumstances and requirements under local law associated with the pledge out-weigh the relative benefits of the pledge, then in any such case local pledge agreements (and related local law requirements) will not be required.

(c) Domestic Personal Property. Grant a security interest in all of each Loan Party’s personal property (other than Excluded Property). In connection with any grant of security interest under this subsection, the Loan Parties will deliver to the Administrative Agent promptly, but in any event within thirty (30) days (with extensions as deemed necessary by the Administrative Agent) (i) a security agreement or Collateral Joinder Agreement in form and substance reasonably satisfactory to the Administrative Agent, executed in multiple counterparts, (ii) notices of grant of security interest in respect of material intellectual property with the United States Copyright Office or the United States Patent and Trademark Office reasonably satisfactory to the Administrative Agent, executed in multiple counterparts, (iii) such opinions of counsel as the Administrative Agent may deem necessary or appropriate, in form and substance reasonably satisfactory to the Administrative Agent, (iv) evidence of property insurance (consistent with the requirements for insurance hereunder) showing the Collateral Agent as lender’s loss payee (if insurance is provided by a commercial insurer), and (v) such other filings and deliveries as may be necessary or appropriate as determined by the Administrative Agent in its reasonable discretion.

(d) [Reserved].

(e) Scope of Obligations. Subject to Section 9.03, the security interests granted under this Section 7.14 will ratably secure the Obligations (including obligations under Swap Contracts (other than Excluded Swap Obligations) between AFI or any of its Subsidiaries and a Lender or its affiliates to the extent permitted hereunder and obligations under Treasury Management Agreements between AFI or any of its Subsidiaries and a Lender or its affiliates).

Section 7.15 Further Assurances. The Borrowers will provide or cause to be provided, the following:

(a) [Reserved].

(b) Material First-Tier Foreign Subsidiaries. Within ninety (90) days of the Closing Date (with extensions as deemed necessary by the Collateral Agent), AFI will pledge, or cause to be pledged, the Capital Stock of those of its Material First-Tier Foreign Subsidiaries that have not already been pledged by the Closing Date in accordance with the provisions of Section 7.14(b).

Section 7.16 Collateral Administration.

(a) Borrowing Base Certificates. As soon as available, but in any event within twenty (20) days after the end of each calendar month, AFI shall deliver to the Administrative Agent Borrowing Base Certificates covering each Borrowing Base and supporting information in connection therewith, provided that (A) AFI will be required to furnish Borrowing Base Certificates and supporting information in connection therewith within three (3) Business Days after the end of each calendar week as of the end of such calendar week during which a Reporting Trigger Period is continuing, (B) within three (3) Business Days after consummation of any sale or disposition of Accounts or Inventory included in the Borrowing Base not in the Ordinary Course of Business resulting in net proceeds exceeding $5,000,000 (individually or in the aggregate for all such sales and dispositions since the date of the most recent Borrowing Base Certificates), AFI shall deliver an updated Borrowing Base Certificate giving effect to any such sale or disposition, (C) AFI shall not be required to deliver to the Administrative Agent the Borrowing Base Certificates for the calendar month ending March 31, 2016 until May 15, 2016 and (D) AFI shall not be not be required to deliver to the Administrative Agent the Borrowing Base Certificates for the calendar months ending April 30, 2016, May 31, 2016, June 30, 2016, July 31, 2016 and August 31, 2016 until thirty (30) days after the end of each such calendar month. All calculations of Availability in any Borrowing Base Certificate shall originally be made by the Borrowers and certified by a Senior Officer of the applicable Borrower, provided that the Administrative Agent may from time to time review and adjust any such calculation (after giving prior notice to the Borrowers of such adjustment) (1) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account, any disposition of Accounts or Inventory (which shall result in a reduction in the Borrowing Base equal to the net book value thereof as of the date of such disposition) or Equipment (which shall result in a reduction of the Borrowing Base by the net orderly liquidation value of such Equipment as of the date of such disposition) or otherwise; (2) to adjust advance rates and to impose additional reserves in its Permitted Discretion to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (3) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Reserves.

(b) Administration of Accounts.

(i) Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Administrative Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may request. Each Borrower shall provide to the Administrative Agent, within thirty (30)

days after the end of each month, a detailed aged trial balance of all Accounts as of the end of such month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date and, upon request by the Administrative Agent, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as the Administrative Agent may reasonably request. If Accounts of a Borrower in an aggregate face amount of $10,000,000 or more included in the then existing Borrowing Base cease to be Eligible Accounts, then such Borrower or AFI shall notify the Administrative Agent of such occurrence promptly (and in any event within one Business Day) after such Borrower or AFI has knowledge thereof.

(ii) Taxes. If an Account of any Borrower includes a charge for any Taxes, the Administrative Agent is authorized, in its discretion, if such Borrower has not paid such Taxes when due, to pay the amount thereof to the proper Governmental Authority for the account of such Borrower and to charge the Loan Parties therefor; provided, however, that neither the Administrative Agent nor any other Secured Party shall be liable for any Taxes that may be due from the Loan Parties or with respect to any Collateral.

(iii) Account Verification. During a Default, Event of Default or Cash Dominion Event, the Administrative Agent shall have the right at any time, in the name of the Administrative Agent, any designee of the Administrative Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of the Borrowers by mail, telephone or otherwise. Loan Parties shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

(iv) Maintenance of Dominion Accounts. Within ninety (90) days (or such longer period as the Administrative Agent may agree in its sole discretion) following the Closing Date, the Loan Parties shall establish and maintain Dominion Accounts pursuant to account control agreements, lockbox or other arrangements with Bank of America or one or more of the other Lenders; provided that lockboxes will not be required in Canada or any other jurisdiction where lockboxes are not available. The Loan Parties shall obtain a Deposit Account Control Agreement from each lockbox servicer (if applicable) and Dominion Account bank, establishing the Administrative Agent’s control over and Lien in the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox (or otherwise) to a Dominion Account and waiving offset rights of such servicer or bank, except for customary administrative charges and returned items. If a Dominion Account is not maintained with Bank of America, the Administrative Agent may, during the existence of any Cash Dominion Event, require immediate transfer of all cash receipts in such account to a Dominion Account maintained with Bank of America. The Administrative Agent and Lenders assume no responsibility to Loan Parties for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

(v) Proceeds of Collateral. Loan Parties shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Loan Party receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for the Administrative Agent and the Security Trustees and within one Business Day deposit same into a Dominion Account.

(c) Administration of Inventory.

(i) Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and monthly withdrawals and additions, and shall submit to the Administrative Agent inventory and reconciliation reports in form reasonably satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may reasonably request. Each Borrower shall conduct periodic cycle counts consistent with historical practices, and shall provide to the Administrative Agent a report based on each such count promptly upon completion thereof, together with such supporting information as the Administrative Agent may reasonably request. The Administrative Agent may participate in and observe each physical count at its own expense or as part of an inspection, audit or field exam under Section 7.10.

(ii) Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (A) such return is in the Ordinary Course of Business; (B) no Default, Event of Default or Overadvance exists or would result therefrom; (C) the Administrative Agent is promptly notified if the aggregate value of all Inventory returned in any month exceeds $15,000,000 in the aggregate for all Borrowers; and (D) during any Cash Dominion Event, any payment received by a Borrower for a return is promptly remitted to the Administrative Agent for application to the Obligations.

(iii) Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval except in the Ordinary Course of Business and disclosed to the Administrative Agent in writing (with such further information as the Administrative Agent may reasonably request), and shall take all steps to assure that all Inventory is produced in accordance with the FLSA and otherwise in all material respects with Applicable Law. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory except in the Ordinary Course of Business. Borrowers shall use, store and maintain all Inventory with reasonable care, in accordance with applicable standards of any insurance and in conformity in all material respects with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any material Collateral is located.

(d) Administration of Deposit Accounts. Schedule 7.16(d) sets forth all Deposit Accounts maintained by the Loan Parties as of the date hereof, including all Dominion Accounts. Each Loan Party shall take all commercially reasonable actions necessary to establish the Administrative Agent’s control of each Deposit Account (other than Excluded Accounts) through a Deposit Account Control Agreement. A Loan Party shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than the Administrative Agent) to have control over a Deposit Account or any Property deposited therein. AFI shall promptly notify the Administrative Agent of any opening or closing of a Deposit Account and will amend Schedule 7.16(d) to reflect the same.

(e) Administration of Equipment.

(i) Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to the Administrative Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to the Administrative Agent. Promptly upon request, Borrowers shall deliver to the Administrative Agent evidence of their ownership or interests in any Equipment.

(ii) Dispositions of Equipment. No Borrower shall sell, lease or otherwise Dispose of any Equipment, without the prior written consent of Agent, other than a Disposition permitted under Section 8.05.

(iii) Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Borrower shall permit any Equipment included in the Borrowing Base to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver.

(f) General Provisions.

(i) Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by the Loan Parties at the Loan Parties’ business locations set forth in Schedule 7.16(f), except that the Loan Parties may (A) make sales or other Dispositions of Collateral in accordance with Section 8.05; (B) move Collateral to another location in the United States. AFI shall promptly notify the Administrative Agent of any new locations of Collateral and (1) upon 15 Business Days’ prior written notice to the Administrative Agent and (2) so long as all actions shall have been taken prior to such move to ensure that the Administrative Agent has a perfected first priority security interest in and Lien on such Collateral, will amend Schedule 7.16(f) to reflect the same.

(ii) Certain Organizational Changes. No Loan Party may change its name or other organizational number, form or jurisdiction of organization without at least 15 days prior written notice to the Administrative Agent (or such lesser period as Agent may agree) and taking such actions (including entering into supplemental documentation) as the Administrative Agent may reasonably request to maintain the perfection and priority of its security interest in the Collateral.

(iii) Insurance of Collateral; Condemnation Proceeds.

(A) Each Loan Party shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A-VII, unless otherwise approved by the Administrative Agent) reasonably satisfactory to the Administrative Agent. From time to time upon request, Loan Parties shall deliver to the Administrative Agent the originals or certified copies of their insurance policies. Unless the Administrative Agent shall agree otherwise (giving due consideration to what is commercially available in the insurance market for the applicable jurisdiction), each policy shall include satisfactory endorsements (a) showing the Administrative Agent as loss payee, as appropriate; (b) requiring 10 days prior written notice to the Administrative Agent (or such shorter period as agreed to by the Administrative Agent) in the event of cancellation of the policy for any reason whatsoever; and (c) specifying that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of any Loan Party or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Loan Party fails to provide and pay for any insurance, the Administrative Agent may, at its option, but shall not be required to, procure the insurance and charge such Loan Party therefor. Each Loan Party agrees to deliver to the Administrative Agent, promptly upon the request of the Administrative Agent, copies of all reports made to insurance companies. While no

Event of Default exists, Loan Parties may settle, adjust or compromise any insurance claim. If an Event of Default exists, only the Administrative Agent shall be authorized to settle, adjust and compromise such claims.

(B) Any proceeds of insurance with respect to Collateral and any awards arising from condemnation of any Collateral shall be paid to the Administrative Agent; provided that if a Cash Dominion Event is not then in effect, the Administrative Agent shall remit such proceeds as directed by the applicable Loan Party. During a Cash Dominion Event, any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolving Loans, and then to any other Obligations outstanding.

(iv) Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Administrative Agent to any Person to realize upon any Collateral, shall be borne and paid by Loan Parties. The Administrative Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Administrative Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Loan Parties’ sole risk.

(v) Defense of Title to Collateral. Each Loan Party shall at all times (vi) defend its title to Collateral and the Administrative Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

(vi) Lien Waivers. Each Loan Party will, upon request, provide Agent with copies of all existing agreements and promptly after execution thereof provide Agent with copies of all future agreements, between a Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral. Each Loan Party shall use commercially reasonable efforts to obtain a Lien Waiver with respect to Inventory which is located in any location leased by such Loan Party, located in any third-party warehouse or otherwise in the possession of a bailee or other third-party (including storage yards and mills).

(g) Power of Attorney. Each of the Loan Parties hereby irrevocably constitutes and appoints the Administrative Agent (and all Persons designated by the Administrative Agent) as such Loan Party’s true and lawful attorney (and agent-in-fact), coupled with an interest, for the purposes provided in this Section. The Agent, or the Administrative Agent’s designee, may, without notice and in either its or a Loan Party’s name, but at the cost and expense of such Loan Parties:

(i) Endorse a Loan Party’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into the Administrative Agent’s possession or control; and

(ii) During the continuance of an Event of Default, (i) notify any Account Debtors of a Loan Party of the assignment of their Accounts, demand and enforce payment of such Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to such Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral of the Loan Parties, or any legal proceedings brought to collect Accounts or Collateral of the Loan Parties; (iii) sell or assign any Accounts and other Collateral of the Loan Parties upon such terms, for such amounts and at such times as the Administrative Agent deems advisable; (iv)

collect, liquidate and receive balances in Deposit Accounts or Securities Accounts of the Loan Parties, and take control, in any manner, of proceeds of Collateral of the Loan Parties; (v) prepare, file and sign a Loan Party’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Loan Party, and notify postal authorities to deliver any such mail to an address designated by the Administrative Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Loan Party’s stationery and sign its name to verifications of Accounts and notices to Account Debtors of the Loan Parties; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies of the Loan Parties; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Loan Party is a beneficiary; and (xii) take all other actions as the Administrative Agent reasonably deems appropriate to fulfill any Loan Party’s obligations under the Loan Documents.

Section 7.17 Post-Closing Matters. The Closing Date Dividend will occur on the Closing Date (as soon as practicable after the making of the initial Loans). The Spin-Off will occur on April 1, 2016. In addition, each of the Loan Parties will, and will cause each of their respective Subsidiaries to, complete each of the actions applicable to it that is described in Schedule 7.17 as soon as commercially reasonable, but in any event no later than the date set forth in Schedule 7.17 with respect to such action, or such later date as the Administrative Agent may agree.

ARTICLE VIII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, AFI shall not, nor shall it permit any Subsidiary to, directly or indirectly:

Section 8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens securing the Obligations hereunder, including cash collateral and other Adequate Assurance pledged to the L/C Issuer and the Swing Line Lender to secure obligations of Defaulting Lenders as provided in Section 2.15;

(b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c) Liens for taxes, assessments or governmental charges or levies that are not yet due for a period of more than thirty (30) days and are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business,

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, and (ii) pledges and deposits of cash in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to AFI or any Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the applicable Person, taken as a whole;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) that do not result in an Event of Default under Section 9.01(h);

(i) Liens (other than Liens on than Accounts and Inventory) securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property subject to such Lien and (iii) such Liens attach to such Property concurrently with or within two hundred seventy (270) days after the acquisition, construction, replacement, repair or improvement thereof;

(j) leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of AFI or any of its Subsidiaries, taken as a whole;

(k) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by AFI or any Subsidiary in the ordinary course of business;

(l) [Reserved];

(m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking industry;

(o) Liens (i) of sellers of goods to AFI and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable Law in the ordinary course of business,

covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses and (ii) on specific items of goods (but not Inventory included in the Borrowing Base) and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such goods in the ordinary course of business;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) Liens on property or assets acquired in connection with a Permitted Acquisition, provided, that (i) the indebtedness secured by such Liens is permitted under Section 8.03, and (ii) the Liens are not incurred in connection with, or in contemplation or anticipation of, the acquisition and do not attach or extend to any other property or assets;

(r) [Reserved];

(s) Liens securing Indebtedness or other obligations of (i) any Subsidiary in favor of any Loan Party and (ii) any Subsidiary that is not a Loan Party in favor of any other Subsidiary; provided, that any such Lien shall be expressly junior in priority to the Liens granted to the secure the Obligations and all documentation therefor shall be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent;

(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by AFI or any Subsidiary in the ordinary course of business;

(u) reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(v) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of AFI or its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of AFI and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of AFI or any of the Subsidiaries in the ordinary course of business;

(w) Liens solely on any cash earnest money deposits made by AFI or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(x) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by AFI or any of its Subsidiaries are located;

(y) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings (or equivalent filings, registrations or agreements in foreign jurisdictions);

(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of AFI and the Subsidiaries, taken as a whole;

(bb) [Reserved];

(cc) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 8.02 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 8.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(dd) Liens arising in the ordinary course of business to secure accounts payable or similar trade obligations of AFI or any Subsidiary not constituting Indebtedness;

(ee) Liens deemed to exist by reason of (i) any encumbrance or restriction (including put and call arrangements) with respect to the Capital Stock and Capital Stock Equivalents of any joint venture or similar agreement pursuant to any joint venture or similar arrangement or (ii) any encumbrance or restriction imposed under any contract for the sale by AFI or any Subsidiary of the Capital Stock and Capital Stock Equivalents of any Subsidiary, or any business unit or division of AFI or any Subsidiary permitted under this Agreement; provided that in each case such Liens shall extend only to the relevant Capital Stock and Capital Stock Equivalents;

(ff) the modification, replacement, renewal or extension of any Lien permitted of this Section 8.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 8.03(e), and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 8.03;

(gg) liens on property of Foreign Subsidiaries of AFI securing Indebtedness of Foreign Subsidiaries permitted under Sections 8.03(s) and (t); and

(hh) other Liens not described above, provided that such Liens do not secure obligations in excess of an amount equal to the greater of (i) one percent (1.0%) of Consolidated Total Assets or (ii) $10,000,000, at any one time outstanding.

Notwithstanding anything in this Section 8.01 to the contrary, in no event shall Accounts or Inventory be pledged as collateral to secure any Indebtedness other than the Obligations hereunder.

Section 8.02 Investments.

Make any Investments, except:

(a) Investments held by the Borrowers or such Subsidiary in the form of cash or Cash Equivalents;

(b) Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c) Investments (i) in any Person that is a Loan Party, (ii) by AFI and its wholly-owned Domestic Subsidiaries in and to AFI and its wholly-owned Domestic Subsidiaries (iii) by any Domestic Subsidiary that is not a Guarantor or any Foreign Subsidiary in AFI or any Subsidiary, foreign or domestic, and (iv) by any Loan Party in and to any Domestic Subsidiary that is not a Guarantor, any Foreign Subsidiary or any joint venture to the extent permitted by Section 8.02(g);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 8.03;

(f) Permitted Acquisitions;

(g) Investments made after the Closing Date in Domestic Subsidiaries that are not Guarantors, Foreign Subsidiaries and joint ventures, provided that the aggregate principal amount outstanding of all such Investments made by Loan Parties pursuant to this clause (g) shall not exceed on the date any such Investment is made an amount equal to $30,000,000;

(h) to the extent not prohibited by applicable Law, loans or advances to officers, directors and employees of AFI and its Subsidiaries made in the ordinary course of business, (i) for travel, entertainment, relocation and other ordinary business purposes, (ii) so long as no Default or Event of Default has occurred and is continuing, in connection with such Person’s purchase of Capital Stock and Capital Stock Equivalents of AFI in an aggregate principal amount outstanding under this clause (ii) not to exceed $3,000,000 and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding under this clause (iii) not to exceed $1,000,000;

(i) Investments by Foreign Subsidiaries in AFI and any of its Subsidiaries (including other Foreign Subsidiaries);

(j) any Investment (other than an Acquisition) so long as (a) no Event of Default exists prior to or after giving effect to such event, (b) either (i) both (A) pro forma Excess Availability for the thirty (30) day period ending on and including the date of such event is not less than the greater of (x) 12.5% of the Line Cap and (y) $25,000,000 and (B) the Loan Parties are in pro forma compliance with the Financial Covenants, or (ii) pro forma Excess Availability for the thirty (30) day period ending on and including the date of such event is not less than the greater of (x) 20% of the Line Cap and (y) $40,000,000 and (c) AFI delivers to the Administrative Agent a compliance certificate confirming the foregoing, in form and detail reasonably satisfactory to the Administrative Agent;

(k) Investments representing non-cash consideration received in connection with any Disposition permitted hereunder;

(l) Investments by any Foreign Subsidiaries that are not Loan Parties in any joint venture outside of the United States;

(m) Investments in Swap Contracts permitted under Section 8.03;

(n) Investments (including debt obligations, Capital Stock and Capital Stock Equivalents) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made solely with Capital Stock and Capital Stock Equivalents of AFI;

(q) Investments made to repurchase or retire Capital Stock and Capital Stock Equivalents of AFI owned by any employee stock ownership plan or key employee stock ownership plan of AFI;

(r) in the event AFI or any of its Subsidiaries shall establish any Insurance Subsidiary, Investments in an aggregate amount that does not exceed the minimum amount of capital required under the Laws of the jurisdiction in which the Insurance Subsidiary is formed (or any greater amount as may be reasonable and prudent), plus the amount of any reasonable general corporate and overhead expense of such Insurance Subsidiary; and

(s) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 8.01, 8.03, 8.04, 8.05 and 8.06, respectively.

Section 8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of AFI and its Subsidiaries existing on the date hereof and listed on Schedule 8.03 (and renewals, refinancings and extensions thereof on terms and conditions not materially less favorable to the applicable debtor(s) or at then prevailing market terms);

(c) intercompany Indebtedness among AFI and its Subsidiaries to the extent permitted under Section 8.02; provided that, if secured, any such Indebtedness shall be expressly subordinated in right of payment to the Obligations, and if evidenced by an intercompany note, such note shall be pledged to the Collateral Agent to secure the Obligations;

(d) obligations (contingent or otherwise) of AFI or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract is not for speculative purposes;

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases, but excluding Indebtedness, if any, with respect to Inventory) hereafter incurred by AFI or any of its Subsidiaries to finance the purchase, acquisition, construction, repair, replacement or improvement of fixed or capital assets, and renewals, refinancings and extensions thereof, provided, that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, and (iii) at the time of and immediately after giving effect to such incurrence, AFI will be in compliance with the financial covenant in Section 8.11 on a Pro Forma Basis;

(f) [Reserved];

(g) so long as no Event of Default has occurred and is continuing and the Loan Parties are in compliance with Section 8.11 on a Pro Forma Basis, other unsecured Indebtedness of the Borrowers in an aggregate principal amount outstanding at any time not to exceed $25,000,000;

(h) other unsecured Indebtedness of the Borrowers, provided, that (i) the weighted average life to maturity for such Indebtedness is at least 91 days beyond the Maturity Date hereunder, (ii) such Indebtedness will be issued on terms not more onerous that the terms hereof, (iii) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto, (iv) the Borrowers will be in compliance with the financial covenant under Section 8.11 after giving effect thereto on Pro Forma Basis and (v) the Borrowers shall deliver to the Administrative Agent a compliance certificate confirming the foregoing, in form and detail reasonably satisfactory to the Administrative Agent;

(i) Indebtedness acquired or assumed pursuant to a Permitted Acquisition, including such Indebtedness that was incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, and, in each case, renewals, refinancings and extensions thereof, provided that (i) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto, (ii) the Borrowers will be in compliance with the financial covenant under Section 8.11 after giving effect thereto on Pro Forma Basis and (iii) the Borrowers shall deliver to the Administrative Agent a compliance certificate confirming the foregoing, in form and detail reasonably satisfactory to the Administrative Agent;

(j) Indebtedness arising under any performance, bid, appeal or surety bond or under any performance or completion guarantee or similar obligations entered into in the ordinary course of business;

(k) [Reserved];

(l) Indebtedness to current or former officers, directors, managers, consultants and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock and Capital Stock Equivalents of AFI or its Subsidiaries permitted by Section 8.06;

(m) Indebtedness incurred by AFI or any of its Subsidiaries in a Permitted Acquisition or any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(n) obligations under any Treasury Management Agreement and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business;

(o) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by AFI or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, provided that upon the drawing of such letter of credit, the reimbursement of obligations in respect of bankers’ acceptances and the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing, reimbursement obligation or incurrence;

(q) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (o) above and (q) through (u) below;

(r) Indebtedness incurred in the ordinary course of business in respect of obligations of AFI or any Subsidiary consisting of the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(s) [Reserved];

(t) [Reserved];

(u) Indebtedness of Foreign Subsidiaries of AFI in an aggregate amount not in excess of ten percent (10.0%) of Consolidated Total Assets; and

(v) Guarantees with respect to Indebtedness permitted under this Section 8.03.

Section 8.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) a Borrower may merge or consolidate with any of its Subsidiaries provided that, in the case of a Borrower merging or consolidating with any entity that is not a Borrower, such Borrower shall be the continuing or surviving corporation, (b) subject to the proviso in clause (a), any Loan Party may merge or consolidate with any other Loan Party, (c) any Foreign Subsidiary may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving corporation, (d) any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary, (e) AFI or any Subsidiary may merge with any Person that is not a Loan Party in connection with a Permitted Acquisition provided that, if such Permitted Acquisition involves any entity that is a Borrower, such Borrower shall be the continuing or surviving corporation, (f) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect, (g) any Loan Party and any Subsidiary may make any Permitted Investments and (h) any Loan Party and any Subsidiary may make any Disposition permitted under Section 8.05.

Section 8.05 Dispositions.

Make any Disposition (other than an Involuntary Disposition) other than the following:

(a) any Disposition (i) for which the total consideration shall be in an amount not less than the fair market value of the Property disposed of, (ii) that does not involve a sale or other disposition of receivables, and (iii) for which the aggregate net book value of all of the assets sold or otherwise disposed of by AFI and its Subsidiaries in such Disposition, taken together with all other Dispositions (other than Involuntary Dispositions and the Disposition(s) set forth in clause (a) above) in any fiscal year of AFI shall not exceed an amount equal to fifteen percent (15%) of the total assets of AFI and its Subsidiaries on a consolidated basis determined in accordance with GAAP as of the last day of the fiscal quarter immediately preceding the date of determination; provided, that no disposition of assets included in the

Borrowing Base outside the Ordinary Course of Business shall be permitted in accordance with this Section 8.05(a) unless (i) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto and (ii) if the net book value of Borrowing Base assets being disposed of in a single transaction or series of related transactions exceeds (A) $25,000,000, if Excess Availability is greater than 50% of the Line Cap or (B) $15,000,000 otherwise, AFI shall have delivered an updated Borrowing Base Certificate to the Administrative Agent giving effect to such disposition prior to the consummation of such disposition; and

(b) Dispositions permitted by Sections 8.02, 8.04, 8.06 and Liens permitted by Section 8.01.

Section 8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) The Borrowers may declare and make the Closing Date Dividend;

(b) each Subsidiary may make Restricted Payments (directly or indirectly) to its parent or to any Loan Party (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to each owner of Capital Stock in such Subsidiary on a pro rata basis based on such owner’s respective ownership interests);

(c) AFI and each Subsidiary may (i) declare and make dividend payments or other distributions payable solely in the Capital Stock of such Person or (ii) redeem in whole or in part any of its Capital Stock for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new Capital Stock;

(d) to the extent constituting Restricted Payments, AFI and the Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 8.02, 8.03, 8.04, 8.05, or 8.08;

(e) repurchases of Capital Stock in AFI deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;

(f) AFI may pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of AFI by any future, present or former employee, director or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of AFI or any Subsidiary so long as such purchase is pursuant to and in accordance with the terms of any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director or consultant of AFI or any Subsidiary;

(g) AFI or any of the Subsidiaries may (a) pay cash in lieu of fractional equity interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms; and

(h) AFI may declare and make other Restricted Payments on and after the Closing Date; provided that (A) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto, (B) either (1) both (I) pro forma Excess Availability for the 30 day period ending on and including the date of such event is not less than the greater of (x) 15.0% of the Line Cap and (y) $30,000,000, and (II) the Borrowers are in pro forma compliance with the financial covenant under Section 8.11 after giving effect thereto on a Pro Forma Basis, or (2) Excess Availability calculated on a Pro Forma Basis for the 30 day period ending on and including the date of such event is not less than the greater of (x) 20% of the Line Cap and (y) $40,000,000 after giving effect thereto, and (C) AFI shall deliver to the Administrative Agent a compliance certificate confirming the foregoing, in form and detail reasonably satisfactory to the Administrative Agent;

provided, in each case, that payment of any dividend or distribution pursuant to this Section 8.06 may be made within sixty (60) days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing.

Section 8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by AFI and its Subsidiaries on the Closing Date or any business related, incidental, complementary or ancillary thereto or reasonable developments or extensions thereof.

Section 8.08 Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transactions among Loan Parties, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) transactions among AFI and its wholly-owned Domestic Subsidiaries and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

Section 8.09 Burdensome Agreements.

(a) Enter into, or permit to exist, any Contractual Obligation that (i) encumbers or restricts on the ability of any such Person to (A) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (B) pay any Indebtedness or other obligation owed to any Loan Party, or (C) make loans or advances to any Loan Party or (ii) prohibits or otherwise restricts the existence of any Lien upon the Property, whether now owned or hereafter acquired, of any Material Domestic Subsidiary in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations; provided that the foregoing clauses (i) and (ii) shall not apply to Contractual Obligations which:

(4) arise in connection with this Agreement, the other Loan Documents and any Public Indenture;

(5) arise pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale;

(6) are customary restrictions on leases, subleases, licenses or sublicenses or sales otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(7) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under this Agreement;

(8) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(9) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(10) relate to cash or other deposits permitted under this Agreement;

(11) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 8.09) are listed on Schedule 8.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;

(12) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary;

(13) arise in connection with restrictions and conditions on any Foreign Subsidiary organized under the laws of the People’s Republic of China or any state or other political subdivision thereof;

(14) arise in connection with any document or instrument governing Indebtedness incurred pursuant to Sections 8.03(b), (d), (e), (g), (h), (j), (m), (q) or (r), provided that any such restriction contained therein relates only to the asset to which such Indebtedness is related;

(15) arise in connection with any Indebtedness of a Subsidiary which is not a Loan Party which is permitted by Section 8.03; and

(16) impose (x) restrictions described in clause (i) above, but only to the extent that such restrictions do not materially adversely effect the consolidated cash position of the Borrowers and Guarantors or (y) restrictions described in clause (ii) above, but only to the extent that such restrictions do not materially adversely effect the value of the Collateral granted to secure the Obligations.

Section 8.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly,

(a) whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose;

(b) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation of by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender or otherwise) of Sanctions, or to lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity for any such purposes; or

(c) for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, or other similar anti-corruption legislation in other jurisdictions.

Section 8.11 Financial Covenant. Permit the Fixed Charge Coverage Ratio for each trailing four quarter period to be less than 1.0 to 1.0 while a Financial Covenant Trigger Period is in effect, measured for the most recent period for which financial statements were delivered hereunder prior to the Financial Covenant Trigger Period and each period ending thereafter until the Financial Covenant Trigger Period is no longer in effect.

Section 8.12 Prepayment of Other Indebtedness, Etc.

If any Default has occurred and is continuing or shall exist immediately after giving effect thereto, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of AFI or any Subsidiary (other than Indebtedness arising under the Loan Documents).

Section 8.13 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

(b) Change its fiscal year.

(c) With respect to any Loan Party, without providing five days’ prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

(d) The Loan Parties will not, and will not permit any of the Subsidiaries to, make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.03.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

Section 9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) so long as no Cash Dominion Event exists, within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) so long as no Cash Dominion Event exists, within five Business Days after written notice thereof to the defaulting party by the Administrative Agent of the same becoming due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. AFI fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.03(a), 7.05, 7.07, 7.10, 7.11, 7.16(a), 7.16(b)(iv), 7.16(f)(iii), 7.17 or Article VIII, or any term, covenant or agreement relating to creation, priority, perfection or maintenance of Liens, delivery of physical Collateral or voting rights under Capital Stock contained in the Security Agreement or Pledge Agreement; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice to the defaulting party by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of either of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in all respects in the case of any representation and warranty modified by materiality or Material Adverse Effect) when made or deemed made; or

(e) Cross-Default. (i) Either of the Borrowers or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $30,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (other than an event which permits the Loans hereunder to be prepaid prior to or as an alternative to the purchase, payment, defeasance or redemption of such Indebtedness and, in any such case, the Loans hereunder are prepaid prior thereto); or (ii) there occurs under any Swap Contract an early termination resulting from resulting from any default by a Borrower or any Subsidiary under such Swap Contract and the Swap Termination Value owed by such Borrower or such Subsidiary as a result thereof is greater than $30,000,000; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any of the Borrowers or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any of the Borrowers or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding $30,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $30,000,000, or (ii) any of the Borrowers or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $30,000,000; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or the perfection or priority of an Lien under the Loan Documents; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

Section 9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of an L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require Loan Parties to Cash Collateralize L/C Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Loan Parties fail promptly to deposit such Cash Collateral, the Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolving Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 5.02 are satisfied); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; such rights and remedies include the rights to (A) take possession of any Collateral; (B) require Loan Parties to assemble Collateral, at Loan Parties’ expense, and make it available to the Administrative Agent and security trustees at a place designated by any of them; (C) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Loan Party, the Loan Parties agree not to charge for such storage); and (D) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by applicable Law, in lots or in bulk, at such locations, all as the Administrative Agent and any security trustees, in their discretion, deem advisable. Each Loan Party agrees that ten (10) days’ notice of any proposed sale or other disposition of Collateral by the Administrative Agent or any security trustees shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. The Administrative Agent and any security trustees may conduct sales on any Loan Party’s premises, without charge, and any sale may be adjourned from time to time in accordance with applicable Law. The Administrative Agent and any security trustees shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and the Administrative Agent and any security trustees may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 9.03 Application of Funds.

(a) Order of Application. Notwithstanding anything herein to the contrary, after the exercise of any remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), subject to the provisions of Sections 2.14 and 2.15 any amounts received on account of the Obligations, whether arising from payments by or on behalf of any Loan Party, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(i) first, to all costs and expenses, including Extraordinary Expenses, owing to the Administrative Agent, to the extent owing by any Loan Party;

(ii) second, to all amounts owing to Swingline Lender on Swingline Loans;

(iii) third, to all amounts owing to any L/C Issuer on L/C Obligations;

(iv) fourth, to all Revolving Obligations constituting fees owing by the Loan Parties (exclusive of any Obligations under any Australian Incremental Credit Facility or Canadian Incremental Credit Facility which are guaranteed by the Loan Parties);

(v) fifth, to all Revolving Obligations constituting interest owing by the Loan Parties (exclusive of any Obligations under any Australian Incremental Credit Facility or Canadian Incremental Credit Facility which are guaranteed by the Loan Parties);

(vi) sixth, to Cash Collateralization of L/C Obligations;

(vii) seventh, to (i) the principal amount of all Revolving Loans and (ii) all Qualified Secured Bank Product Obligations of any Loan Party to the extent a Bank Product Reserve has been established with respect thereto up to and including (with respect to Secured Bank Product Providers other than Bank of America and its Affiliates) the amount most recently specified to the Administrative Agent pursuant to the terms hereof;

(viii) eighth, to all other Obligations (exclusive of any Obligations described in clause (ix) below); and

(ix) ninth, to be applied ratably to outstanding Obligations under any Australian Incremental Credit Facility or Canadian Incremental Credit Facility, to the extent there are insufficient funds for the Full Payment of all Obligations thereunder.

(b) Application of Funds. Amounts shall be applied to each category of Obligations set forth within subsection (a) above, as applicable, until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations or Qualified Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations or Swap Termination Value of such Qualified Secured Bank Product Obligations, as the case may be, last reported to the Administrative Agent or the actual Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, as the case may be, as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero. The allocations set forth in this Section 9.03 are solely to determine the rights and priorities of the Administrative Agent and Secured Parties as among themselves, and any allocation within subsection (a) of proceeds of the realization of Collateral may be changed by agreement among them without the consent of any Loan Party. This Section 9.03 is not for the benefit of or enforceable by any Borrower.

(c) Erroneous Application. The Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

Section 9.04 License.

The Administrative Agent and any security trustees are hereby granted an irrevocable, non-exclusive license or other right, effective only upon and during an Event of Default, to use, license or sub-license (without payment of royalty or other compensation to any Loan Party) any or all Intellectual Property of Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Loan Party’s rights and interests under Intellectual Property shall inure to the Administrative Agent’s and such security trustees’ benefit.

Section 9.05 Remedies Cumulative; No Waiver.

(a) Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Loan Parties under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of the Administrative Agent, any security trustees and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

(b) Waivers. No waiver or course of dealing shall be established by (i) the failure or delay of the Administrative Agent, any security trustee or any Lender to require strict performance by Loan Parties with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (ii) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (iii) acceptance by the Administrative Agent or any Lender of any payment or performance by a Loan Party under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Loan Parties that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

ARTICLE X.

ADMINISTRATIVE AGENT

Section 10.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Each of the Lenders hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Collateral Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Loan Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Loan Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.

Section 10.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders or Super-Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or Super-Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by a Loan Party, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers (except if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, with the consent of the Borrowers (except if an Event of Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, its shall retain all the rights and powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrowers of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 10.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.08 No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the L/C Issuer hereunder.

Section 10.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the

Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 10.10 Collateral and Guaranty Matters.

It is acknowledged that Subsidiaries will be automatically released from their guaranty obligations hereunder and from the security interests pledged by them under the Collateral Documents upon consummation of transactions permitted hereunder (including a merger, consolidation or liquidation or a permitted disposition) and Liens to secure Obligations hereunder will be automatically released upon sales, dispositions or other transfers by Loan Parties permitted hereunder. In the event that any action is required to evidence any such release, the Lenders and L/C Issuer irrevocably authorize the Administrative Agent and the Collateral Agent to take any such action, including,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of all Commitments and payment in full of all Obligations arising under the Loan Documents (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is transferred or to be transferred as part of or in connection with any Disposition not prohibited hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or a Guarantor as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, and of the Administrative Agent to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Collateral Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.11 Swap Contracts and Treasury Management Agreements. No Lender or any Affiliate of a Lender that is party to any Swap Contract or any Treasury Management Agreement permitted hereunder that obtains the benefits of Section 9.03 or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Contracts and Treasury Management Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of a Lender that is party to such Swap Contract or such Treasury Management Agreement, as the case may be. The Lenders irrevocably authorize the Administrative Agent and the Collateral Agent, in each case at its option and in its discretion, to secure obligations under Swap Contracts and Treasury Management Agreements between a Subsidiary that is not a Loan Party and a Lender or its Affiliate with the Collateral, to the same extent as if such obligations were Obligations.

Section 10.12 Secured Bank Product Providers. Each Secured Bank Product Provider that is not a Lender, by delivery of a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and AFI, or as otherwise agreed by the Administrative Agent and AFI, shall agree to be bound by Section 9.03 and this Article 10. Each Secured Bank Product Provider shall indemnify and hold harmless Administrative Agent Indemnitees, to the extent not reimbursed by Loan Parties, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations (except those Claims determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Administrative Agent Indemnitee).

Section 10.13 Loan Party Representative. Each Loan Party hereby designates AFI as its representative and agent (in such capacity, the “Loan Party Representative”) for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of any Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, any L/C Issuer or any Lender. AFI hereby accepts such appointment. The Administrative Agent, each L/C Issuer and each Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by AFI on behalf of any Loan Party and, unless otherwise expressly provided in any Australian Incremental Amendment or Canadian Incremental Amendment, any other Loan Party. The Administrative Agent, any L/C Issuer and any Lender may give any notice or communication with a Loan Party and, unless otherwise expressly provided in any Australian Incremental Amendment or Canadian Incremental Amendment, any other Loan Party hereunder to AFI on behalf of such Loan Party. Each of the Administrative Agent, any L/C Issuer and any Lender shall have the right, in its discretion, to deal exclusively with AFI for any or all purposes under the Loan Documents. Each Loan Party agrees that, unless otherwise expressly provided in any Australian Incremental Amendment or Canadian Incremental Amendment, any notice, election, communication, representation, agreement or undertaking made on its behalf by AFI shall be binding upon and enforceable against it.

ARTICLE XI.

MISCELLANEOUS

Section 11.01 Amendments, Etc.

(a) Amendments Generally. Except as expressly provided herein below, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent on behalf of the Required Lenders upon receipt of a consent and direction letter from the Required Lenders) and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(i) No such amendment, waiver or consent shall be effective without the written consent of all Lenders where the effect would be to:

(A) amend the definition of “Pro Rata Share” or change any provision of this Agreement regarding pro rata sharing or pro rata funding with respect to (i) the making of advances (including participations), (ii) the manner of application of payments or prepayments of principal, interest or fees, (iii) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (iv) the manner of reduction of Commitments and committed amounts, except that nothing contained herein shall limit (A) an “amend and extend” of some, but not all, of the Commitments under a credit facility hereunder and the establishment of differing interest rates or maturities in respect thereof, (B) a termination of Commitments held by a Defaulting Lender, (C) any changes resulting solely from increases or other changes in the Aggregate Commitments permitted hereunder or otherwise approved pursuant to this Section 11.01 and to reflect the addition of any Loans or extensions of credit permitted hereunder or (D) a purchase by the Borrowers at a discount of the loans and obligations hereunder as herein provided or otherwise on terms and conditions acceptable to the Required Lenders;

(B) amend the definitions of “Required Lenders” or “Super-Majority Lenders” to reduce the percentages set forth in such defined terms or amend any provision of this Section 11.01(a) to reduce the percentages of Lenders required to provide any amendment, waiver or consent; and

(C) release all or substantially all of the Collateral, or release all or substantially all of the Guarantors from their guaranty obligations, except as expressly provided herein or in the other Loan Documents, or otherwise appropriate in connection with transactions permitted hereunder, provided that it is understood and agreed that additional tranches or additional extensions of credit established pursuant to the terms of this Agreement may be equally and ratably secured (or secured on a junior basis) by the Collateral securing the loans and obligations hereunder;

(ii) no such amendment, waiver or consent shall be effective without the written consent of each Lender directly affected thereby (whose consent shall be sufficient therefor without the consent of the Required Lenders) where the effect would be to:

(A) extend the scheduled final maturity of any Loan of such Lender;

(B) waive, reduce or postpone any scheduled repayment (but not prepayment) in respect of such Lender’s Loans;

(C) reduce the rate of interest on any Loan or any fee payable hereunder or prepayment of any premium payable hereunder to such Lender, provided that for purposes hereof, neither the amendment or waiver of application of the Default Rate nor the amendment, modification or waiver of the financial covenants or the financial covenant definitions hereunder shall be considered to constitute a reduction in the rate of interest or fees, even if the effect thereof would be to reduce the rate of interest or fees otherwise payable hereunder;

(D) extend the time for payment of any interest or fees or prepayment premium owing to such Lender;

(E) reduce or forgive the principal amount of any Loan of such Lender or any reimbursement obligation in respect of any Letter of Credit (except by virtue of any waiver of a prepayment owing to such Lender);

(F) increase the Commitment of such Lender hereunder; provided that in no event shall an amendment, modification, termination, waiver or consent with respect to any mandatory prepayment, condition precedent, covenant, Default or Event of Default be considered an increase in Commitments and that an increase in the available portion of any Commitment of any Lender or any rescission of the acceleration of the Loans shall not constitute an increase in Commitments;

(G) amend, modify, terminate or waive any provision of, Section 9.03 or clause (a) of this Section 11.01 as to such Lender (except as expressly provided herein with respect to any Incremental Credit Facility, including technical amendments with respect to the establishment of additional tranches or additional extensions of credit pursuant to this Agreement to provide protective provisions hereunder of substantially the type afforded those tranches and extensions of credit on the Closing Date and except for, solely in respect of clause (a) of this Section 11.01, technical amendments which do not adversely affect the rights of any Lender);

(H) amend the definition of “Required Lenders”, “Super-Majority Lenders” or “Pro Rata Share” (except for technical amendments with respect to the establishment of additional tranches or additional extensions of credit pursuant to this Agreement to provide for substantially the same kind of treatment afforded those tranches and extensions of credit on the Closing Date); or

(iii) [Reserved];

(iv) unless also signed by the Super-Majority Lenders, no such amendment, waiver or consent shall be effective that would (A) amend any definition of a Borrowing Base (and the defined terms used in such definitions) if the effect of such amendment is to increase any advance rate or otherwise make more credit available or to add new types of Collateral thereunder, or (B) amend the definition of Excess Availability or any definition of Availability or any defined term used in such definitions;

(v) unless also consented to in writing by an L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(vi) unless also consented to in writing by the Swing Line Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement;

(vii) unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and

(viii) unless also consented to in writing by the Collateral Agent, no such amendment, waiver or consent shall affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document;

and provided further that, notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that:

(A) the Commitment of a Defaulting Lender may not be increased or extended and the principal amount of the Loans or L/C Borrowings of the Defaulting Lender may not be reduced or forgiven, and

(B) the rate of interest for the Defaulting Lender may not be reduced (except as expressly provided in clause (a)(i)(C) above) in a way that would affect a Defaulting Lender more adversely than the other affected Lenders, without, in any such case, the consent of the Defaulting Lender,

(ix) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) Incremental Credit Facilities. For the avoidance of doubt and notwithstanding provisions to the contrary in this Section 11.01 or elsewhere in this Agreement, this Agreement may be amended (or amended and restated) with the written consent of the applicable Loan Parties, the Administrative Agent and the Lenders providing Incremental Credit Facilities for the purpose of effecting one or more Incremental Credit Facilities as contemplated in Section 2.01(b)-(e), including by (i) increasing the aggregate amount of Commitments under any of the respective facilities, and (ii) adding one or more additional borrowing tranches hereunder and to provide for the ratable sharing of the benefits of this Agreement and the other Loan Documents with the other commitments and Obligations contemplated herein and therein.

(c) Corrections. Notwithstanding anything in this Section 11.01 to the contrary, if the Administrative Agent shall have identified from time to time an obvious error or any error or omission of a technical nature in any provision of the Loan Documents, then the Administrative Agent shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof.

Section 11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers and other Loan Parties, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrowers (on behalf of itself and the other Loan Parties) each may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, Lender, L/C Issuer or other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, Lender, L/C Issuer or other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each Loan Party, Administrative Agent, L/C Issuer and Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Loan Parties or their securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including electronic notices of Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers, except to the extent such losses, costs, expenses or liabilities resulted from the gross negligence or willful misconduct of the applicable Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided in each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) on the date of the disbursements of any Loan pursuant to Article II all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by either of the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by either of the Borrowers or any of their respective Subsidiaries, or any Environmental Liability related in any way to either of the Borrowers or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by either of the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by either of the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if either of the Borrowers or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(e), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on their respective pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), L/C Issuer or Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), L/C Issuer or Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, none of the Loan Parties shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan

Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than fifteen (15) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the Collateral Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments hereunder and the repayment, satisfaction or discharge of all the other Obligations.

Section 11.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive payment in full of the Obligations and the termination of this Agreement.

Section 11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s revolving commitment under any facility and related revolving loans or, respectively, at the time owing to it under such facility, or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the commitment (which for this purpose includes loans outstanding thereunder) or, if the commitment is not then in effect, the principal outstanding balance of the loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than, for any facility, $5,000,000, in the case of any assignment of revolving commitments (and related revolving loans and obligations thereunder) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the loans or the commitment assigned, except that this clause (ii) shall not (A) apply the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its revolving commitments (and related revolving loans and obligations thereunder) on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any revolving commitments (and related revolving loans and obligations thereunder) if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the L/C Issuer for a revolving credit facility (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of revolving commitments (and related revolving loans and obligations thereunder) in respect thereof; and

(D) the consent of the Swing Line Lender for a revolving credit facility (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of revolving commitments (and related revolving loans and obligations thereunder) in respect thereof.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to any of the Borrowers, other Loan Parties, or any of their respective Subsidiaries or Affiliates, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all loans and participations in Letters of Credit and Swing Line Loans in accordance with its pro rata share of the revolving commitments relating thereto. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such

Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, a Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso of Section 11.01(a) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.14 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its revolving commitments (and related revolving loans and obligations thereunder) pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to become a Lender as provided herein, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrowers or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from the Borrowers or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective businesses, other than (x) any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary and (y) any such information received from the Borrowers or any Subsidiary after the date hereof which is clearly identified at the time of delivery as nonconfidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 11.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. If any payment by or on behalf of any Borrower or Borrowers is made to the Administrative Agent, any L/C Issuer, or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to any Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the

Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.13 Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01, or (iv) any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b)(iv), unless waived by the Administrative Agent in its discretion;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

Section 11.15 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.16 USA PATRIOT Act Notice.

Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Loan Party requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 11.17 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrowers and other Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any of the Borrowers, the other Loan Parties or their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any of the Arrangers nor any of the Lenders has any obligation to any of the Borrowers, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of the Arrangers nor any of the Lenders has any obligation to disclose any of such interests to any of the Borrowers, the other Loan Parties or their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, any of the Arrangers or any of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.18 Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWERS:

ARMSTRONG FLOORING, INC.,

By:	/s/ John W. Thompson
Name:	John W. Thompson
Title:	Senior Vice President and
Chief Financial Officer

ARMSTRONG HARDWOOD FLOORING COMPANY

By:	/s/ Douglas B. Bingham
Name:	Douglas B. Bingham
Title:	Vice President and Treasurer

Armstrong Flooring, Inc.

CREDIT AGREEMENT

Signature page

GUARANTORS:

ARMSTRONG WOOD PRODUCTS, INC., a Delaware corporation

By:	/s/ John W. Thompson
Name:	Douglas B. Bingham
Title:	Vice President and Treasurer

AFI LICENSING LLC, a Delaware limited liability company

By:	/s/ Douglas B. Bingham
Name:	Douglas B. Bingham
Title:	Vice President and Treasurer

Armstrong Flooring, Inc.

CREDIT AGREEMENT

Signature page

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:	/s/ William J. Wilson
Name:	William J. Wilson
Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ William J. Wilson
Name:	William J. Wilson
Title:	Senior Vice President

Armstrong Flooring, Inc.

CREDIT AGREEMENT

Signature page

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Salvatore P. Demma
Name:	Salvatore P. Demma
Title:	Authorized officer

Armstrong Flooring, Inc.

CREDIT AGREEMENT

Signature page

SUNTRUST BANK,
as a Lender

By:	/s/ Amanda Watkins
Name:	Amanda Watkins
Title:	Director

Armstrong Flooring, Inc.

CREDIT AGREEMENT

Signature page

HSBC BANK USA, N.A.,
as a Lender

By:	/s/ Peter Martin
Name:	Peter Martin
Title:	Vice President

Armstrong Flooring, Inc.

CREDIT AGREEMENT

Signature page

MANUFACTURERS AND TRADERS TRUST COMPANY,
as a Lender

By:	/s/ Sarah Lesser
Name:	Sarah Lesser
Title:	Assistant Vice President

Armstrong Flooring, Inc.

CREDIT AGREEMENT

Signature page